Exhibit 10.1

Private & Confidential

Dated September 29, 2008

GOLAR LNG PARTNERS L.P.	(1)
(Borrower)

THE BANKS AND FINANCIAL INSTITUTIONS	(2)
referred to herein
(Banks)

NORDEA BANK NORGE ASA
DnB NOR BANK ASA
CITIGROUP GLOBAL MARKETS LIMITED
FORTIS BANK SA/NV UK BRANCH
LLOYDS TSB BANK PLC	(3)
(Lead Arrangers)

NORDEA BANK FINLAND PLC
DnB NOR BANK ASA
CITIBANK N.A.
FORTIS BANK SA/NV UK BRANCH
LLOYDS TSB BANK PLC	(4)
(Swap Banks)

NORDEA BANK NORGE ASA	(5)
(Facility Agent and Security Agent)

and

CITIGROUP GLOBAL MARKETS LIMITED	(6)
(Book Runner)

FACILITY AGREEMENT
for a $285,000,000 Senior Secured

Revolving Credit Facility

Contents

Clause		Page

1	Purpose and definitions	1

2	The Commitments and the Loan	21

3	Interest	22

4	Repayment and prepayment	24

5	Fees commission and expenses	29

6	Payments and taxes; accounts and calculations	30

7	Representations and warranties	33

8	Undertakings	38

9	Conditions	56

10	Events of Default	56

11	Indemnities	61

12	Unlawfulness and increased costs	62

13	Set-off, pro rata payments	64

14	Accounts	65

15	Transfer and lending office	67

16	Facility Agent, Security Agent and Reference Banks	70

17	Notices and other matters	70

18	Governing law and jurisdiction	72

Schedule 1 The Banks and their Commitments		73

Schedule 2 The Ships		74

Part 1 Details of the Ships		74

Part 2 Details of Approved Charterers, Charter Guarantees and Management Agreements as at the date of this Agreement		75

Schedule 3 Form of Drawdown Notice		76

Schedule 4 Documents and evidence required as conditions precedent (referred to in clause 9)		77

Part 1 (General)		77

Part 2 (First Drawdown Date)		79

Schedule 5 Form of Transfer Certificate		82

Schedule 6 Calculation of Additional Cost	86

Schedule 7 Form of officer’s certificate (referred to in clause 8.1.5(b)(ii))	89

Schedule 8 Total Loss Prepayment Percentages	90

Schedule 9	91

Part A - Schedule Repayment Dates	91

Part B - Revised Scheduled Repayment Dates	92

Execution Page	93

THIS AGREEMENT is dated September 29, 2008 and made BETWEEN:

(1)                                  GOLAR LNG PARTNERS L.P. (a Marshall Islands limited partnership) as Borrower;

(2)                                  NORDEA BANK NORGE ASA, DnB NOR BANK ASA, CITIGROUP GLOBAL MARKETS LIMITED, FORTIS BANK SA/NV UK BRANCH and LLOYDS TSB BANK PLC as Lead Arrangers;

(3)                                  THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in Schedule 1 as Banks;

(4)                                  NORDEA BANK FINLAND PLC, DnB NOR BANK ASA, CITIBANK, N.A., FORTIS BANK SA/NV UK BRANCH and LLOYDS TSB BANK PLC as Swap Banks;

(5)                                  NORDEA BANK NORGE ASA as Facility Agent;

(6)                                  NORDEA BANK NORGE ASA as Security Agent; and

(7)                                  CITIGROUP GLOBAL MARKETS LIMITED as Book Runner.

IT IS AGREED as follows:

1                              Purpose and definitions

1.1                      Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a revolving credit facility of up to two hundred and eighty five million Dollars ($285,000,000) to (a) partially refinance the Previous Facility and refinance the Previous Second Facility, (b) pay fees and expenses incurred in connection with this Agreement, (c) refinance or, as the case may be, provide for certain of Golar LNG Limited’s, the Borrower’s and the Golar LNG Partners Group’s capital and operational expenditure requirements in relation to the LNG carriers “GOLAR SPIRIT” and “METHANE PRINCESS” and (d) finance the Borrower’s working capital requirements.

1.2                      Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means Nordea Bank Finland Plc, London Branch acting through its office at 55 Basinghall Street, London EC2V 5NB (in respect of the Earnings Accounts in connection with the Borrower and Golar Spirit) or Lloyds TSB Bank plc acting through its City Office, P.O. Box 72, Bailey Drive, Gillingham, Kent ME8 0LS (in respect of the Earnings Accounts in connection with Methane Princess) and includes any other bank designated in writing by the Facility Agent (at the request of the Borrower and acting on the instructions of the Majority Banks) to be an “Account Bank” for the purposes of the Security Documents (whether generally or in relation to a specific Earnings Account);

“Additional Cost” means, in relation to any period, a percentage calculated for such period at an annual rate determined in accordance with Schedule 6;

“Additional Lease Security Amount” means the amount of any additional security from time to time to be provided by the Borrower (or the Sponsor or any member of the Golar LNG Partners Group) pursuant to clause 25 or any other relevant provision of the relevant Lease Agreement, after having first obtained the prior written consent of the Banks pursuant to clause 8.2.12;

“Advance” means each borrowing of a proportion of the Available Facility Amount by the Borrower or (as the context may require) the principal amount of such borrowing for the time being outstanding;

“Affiliate” of any specified person means any other person directly or indirectly controlling, or controlled by, or under direct or indirect common control with such specified person;

“Agency Agreement” means the agency and trust agreement of even date herewith executed or (as the context may require) to be executed between (among others) the Lead Arrangers, the Facility Agent, the Security Agent, the Banks, the Borrower and the Guarantors in the agreed form;

“A&L” means Alliance & Leicester plc, a company incorporated under the laws of England with its registered office at Carlton Park, Narborough, Leicester LE19 0AL, England;

“Annual Financial Statements” means annual:

(a)                                  consolidated financial statements of the Golar LNG Partners Group; and

(b)                                 financial statements of Faraway,

each comprising a profit and loss account and a balance sheet and cash flow statement and audited by the Auditors; and

(c)                                  unaudited management accounts of the Bareboat Charterer and each Lessee (unless such accounts are required by any person (other than a Creditor) to be audited for any purpose, in which case, audited annual accounts for the relevant companies will be provided);

“Annualised EBITDA” means at any relevant date:

(a)              up until the Golar Spirit shall have served under the relevant Approved Charter for four consecutive quarters;

(i)                           for the first quarter (the “First Quarter”) commencing after the date of the completion of the Methane Princess dry-docking (the “Commencement Date”) EBITDA for the first Quarter multiplied by four (4);

(ii)                        for the second quarter (the “Second Quarter”) after the Commencement Date, the aggregate of the EBITDA for the First Quarter and the Second Quarter, multiplied by two (2);

(iii)                     for the third quarter (the “Third Quarter”) after the Commencement Date, the aggregate of the EBITDA for the First Quarter, the Second Quarter and the Third Quarter, multiplied by 1.334;

(iv)                    for the fourth quarter (the “Fourth Quarter”) after the Commencement Date, the aggregate of the EBITDA for the First Quarter, the Second Quarter, the Third Quarter and the Fourth Quarter; and

(b)             thereafter, the EBITDA calculated on a four (4) quarters trailing basis;

“Applicable Security Amount” means the amount from time to time of the Applicable Security Amount as defined in each of the Lease Agreements;

“Approved Brokers” means, in relation to a Ship, such firm of insurance brokers, appointed by the Bareboat Charterer or the relevant Lessee, as may from time to time be approved in writing by the Facility Agent for the purposes of this Agreement;

“Approved Charter” means, in relation to a Ship, the time charterparty in respect of such Ship (including any purchase option agreements in respect of such Ship supplemental to such time charterparty and entered into with the relevant Approved Charterer) details of which are specified in Part 2 of Schedule 2 and any future charter in respect of such Ship entered into in accordance with clause 8.3.15 and including any extensions and replacements thereof pursuant to the terms thereof approved by the Security Agent, and including any other charters approved by the Security Agent for the purposes of this Agreement and “Approved Charters” means all of such approved charters;

“Approved Charterer” means, in relation to a Ship, the person who is the charterer or employer of such Ship under an Approved Charter of such Ship;

“Approved Management Agreement” means, in relation to each Ship:

(a)                        the management agreement between the relevant Lessee or the Bareboat Charterer and the Manager thereof providing (inter alia) for the Manager to provide the technical management of (inter alia) such Ship, details of which are specified in Part 2 of Schedule 2; and

(b)                       any future management agreement relative (inter alia) to that Ship entered into by the relevant Lessee or the Bareboat Charterer with an Approved Manager on terms previously approved by the Facility Agent (such approval not to be unreasonably withheld);

“Approved Manager” means, in relation to a Ship:

(a)                        the Manager for that Ship (including, but not limited to, any other manager or sub-manager to whom the Manager may delegate its management of such Ship on terms, inter alia, that the Manager remains wholly responsible as principal to the relevant Lessee or the Bareboat Charterer for the due performance of the relevant management obligations); or

(b)                       any other entity appointed with the prior written consent of the Facility Agent (not to be unreasonably withheld) as manager or sub-manager of such Ship;

“Auditors” means PricewaterhouseCoopers or another first class firm of international accountants;

“Available Facility Amount” means the Maximum Facility Amount as such amount shall be reduced, amended or cancelled pursuant to any provision of this Agreement;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, New York City and Oslo (or any other relevant place of payment under clause 6);

“Banks” means the banks and financial institutions listed in Schedule 1 and includes their successors in title and assignees and transferees;

“Bareboat Charter” means, in relation to the Methane Princess, a bareboat charter entered into between the relevant Lessee and the Bareboat Charterer;

“Bareboat Charterer” means, in relation to the Methane Princess, the company incorporated in England and Wales whose registered office is at 30 Marsh Wall, London E14 9TP and whose name is set forth against the name of such Ship in column (d) of the table in Part 1 of Schedule 2;

“Bareboat Charterer Share Security” means, in relation to the Bareboat Charterer the charge of all the issued stock of such company entered or (as the context may require) to be entered into by Opco in favour of the Security Agent in the agreed form;

“Bareboat Earnings” means, the Earnings payable by the Bareboat Charterer to the relevant Lessee under or pursuant to the Bareboat Charter and/or any moneys payable to the relevant Lessee under any guarantee, security or other assurance given to the relevant Lessee at any time in respect of the Bareboat Charterer’s obligations under or pursuant to the Bareboat Charter;

“Book Runner” means Citigroup Global Markets Limited of 33 Canada Square, Canary Wharf, London E14 5LB;

“Borrower” means Golar LNG Partners L.P., a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrowed Money” means Indebtedness incurred in respect of:

(a)                                  money borrowed or raised and debit balances at banks;

(b)                                 any bond, note, loan stock, debenture or similar debt instrument;

(c)                                  acceptance or documentary credit facilities;

(d)                                 receivables sold or discounted (otherwise than on a non-recourse basis);

(e)                                  deferred payments for assets or services acquired (other than assets or services acquired on normal commercial terms in the ordinary course of business where payment is deferred by no more than one hundred and eighty (180) days);

(f)                                    Capitalised Lease Obligations;

(g)                                 any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money;

(h)                                 guarantees in respect of Indebtedness of any person falling within any of (a) to (g) above; and

(i)                                     preference share capital in the Borrower or any other member of the Golar LNG Partners Group which is or may be redeemable prior to the Maturity Date and/or the full and final discharge of all Indebtedness and liabilities of the Borrower under this Agreement;

“Breakage Costs” shall have the meaning ascribed to it in clause 11.1;

“capital expenditure” means expenditure incurred in:

(a)                        improving, upgrading or refurbishing any of the Ships or any other vessels or other fixed assets of the Golar LNG Partners Group;

(b)                       the acquisition of buildings, plant, machinery, vessels or other fixed tangible assets of the Golar LNG Partners Group or other expenditure which is to be treated as capital expenditure in accordance with the Relevant GAAP including Capitalised Lease Obligation commitments, but does not include expenditure on repairing or maintaining any of the Ships or any other vessels or other fixed assets;

“Capitalised Lease Obligation” of any person means the obligation to pay rent or other payment amounts under a lease of (or other Borrowed Money arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capitalised lease or a liability on the face of a balance sheet of such person in accordance with the Relevant GAAP (in the case of the Lease Agreements net of an amount equal to the aggregate of the Applicable Security Amounts or any Additional Lease Security Amount);

“Casualty Amount” means, in respect of each Ship, six million Dollars ($6,000,000) (or the equivalent in any other currency);

“Charter Guarantee” means, in relation to a Ship:

(a)                        as at the date hereof, any guarantee in respect of the current Approved Charter of that Ship which is specified in part 2 of Schedule 2; and

(b)                       any other guarantee, letter of credit, Encumbrance or other security given by any person to the Bareboat Charterer or (as the case may be) relevant Lessee in respect of the obligations of the Approved Charterer under an Approved Charter of that Ship;

“Charter Guarantor” means, in relation to a Ship, any person who has given a Charter Guarantee to the Bareboat Charterer or (as the case may be) the relevant Lessee;

“Classification” means, in relation to each Ship, the classification set forth against the name of such Ship in part 1 of Schedule 2 with its Classification Society or such other classification as the Facility Agent shall, at the request of the Bareboat Charterer or (as the case may be) the relevant Lessee, have approved in writing (such approval not to be unreasonably withheld) shall be treated as the Classification of such Ship for the purposes of this Agreement;

“Classification Society” means, in relation to any Ship, the classification society set forth against the name of such Ship in part 1 of Schedule 2 or such other classification society which the Facility Agent shall at the request of the Bareboat Charterer or (as the case may be) the relevant Lessee, have approved in writing (such approval not to be unreasonably withheld) shall be treated as its Classification Society for the purposes of this Agreement;

“Commitment” means, in relation to a Bank, the amount set out opposite its name in Schedule 1 or, as the case may be, in any relevant Transfer Certificate, as reduced by any relevant term of this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Consolidated Debt Service” means, for any financial period of the Golar LNG Partners Group, the sum of:

(a)                        the aggregate principal payable or paid during such period on any Borrowed Money of the Borrower or any consolidated Subsidiary, other than rental or other obligations under the Lease Agreements which are secured by the Letters of Credit and principal of any such Borrowed Money prepaid at the option of the Borrower;

(b)                       aggregate interest expense (including, without limitation, capitalised interest accrued during such period) of the Borrower and its consolidated Subsidiaries for such period; and

(c)                        all rent and any capital lease obligations or operating lease obligations by which the Borrower or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period as calculated in accordance with GAAP and derived from the then latest audited consolidated or combined accounts of the Borrower and its consolidated Subsidiaries delivered to the Agent for each financial year other than rental or other obligations under the Lease Agreements which are secured by the Letters of Credit;

“Consolidated Net Worth” means, at any date of determination, the consolidated opening book equity of the Borrower at such date as calculated in accordance with GAAP and derived from the then latest unaudited and consolidated or combined accounts of the Borrower delivered to the Facility Agent in the case of the first three (3) quarters of each financial year and the then latest annual audited consolidated or combined accounts of the Borrower delivered to the Facility Agent in the case of the final quarter of each financial year;

“Contribution” means, in relation to a Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“control” when used with respect to any person means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such person or the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall be construed accordingly;

“Creditors” means the Lead Arrangers, the Facility Agent, the Security Agent, the Banks and the Swap Banks;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Disposal Repayment Amount” shall have the meaning ascribed thereto in clause 4.5;

“Disposal Repayment Date” shall have the meaning ascribed thereto in clause 4.5;

“Dollars” and the symbol “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means, in relation to an Advance, each date, being a Banking Day falling not earlier than five (5) Banking Days after the date from the date of this Agreement and prior and up to the Latest Drawdown Date, requested by the Borrower for such Advance to be made or (as the context requires) the date on which such Advance is actually made;

“Drawdown Notice” means, in respect of each Advance, a notice substantially in the terms of Schedule 3 in respect of such Advance;

“Earnings” means, in relation to any Ship, all moneys whatsoever from time to time due or payable to the relevant Lessee or the Bareboat Charterer during the Security Period arising out of the use or operation of such Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the relevant Lessee or the Bareboat Charterer in the event of requisition of such Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship and any sums recoverable under any loss of earnings insurance and includes the Bareboat Earnings;

“Earnings Account” means any of the interest bearing Dollar accounts of any Lessee or the Bareboat Charterer or the Borrower with an Account Bank designated in writing by the Facility Agent (at the request of the Borrower or (where an existing Earnings Account is to be closed by the relevant Account Bank) the Facility Agent and in either case acting on the instructions of the Majority Banks) to be an Earnings Account for the purposes of the Security Documents (and includes any fixed term deposit contract or account associated with such account and/or arranged through the relevant Account Bank as contemplated by clause 14) and which is subject to an effective Encumbrance in favour of the Security Agent as security for the obligations of the Borrower under this Agreement in accordance with clause 14 and “Earnings Accounts” means all of such accounts and fixed term deposit contracts and/or accounts;

“Earnings Account Security” means a deed of assignment or charge executed or (as the context may require) to be executed by any person in favour of the Security Agent in respect of (inter alia) an Earnings Account as security for the obligations of the Borrower under this Agreement in the agreed form or in such other form as the Facility Agent may reasonably require for the purpose of creating effective security over such account under any applicable laws;

“EBITDA” means, for any period, the earnings before interest, taxes and depreciation and amortisation (calculated as income from operations plus any depreciation and amortisation, net financial expenses relating to the L/C Deposit Moneys, and taxes on overall net income deducted in calculating income from operations in respect of such period) of the Golar LNG Partners Group determined in accordance with the Relevant GAAP on a consolidated basis;

“Eligible Swap Contract” means any swap contracts entered or (as the context shall require) to be entered into between the Borrower and a bank or financial institution upon and pursuant to any swap confirmation made or to be made by the Borrower and incorporating the terms and conditions of any ISDA Master Agreement made between the Borrower and such bank or financial institution for the purpose of swapping for and/or capping to a fixed interest rate the Borrower’s exposure under this Agreement or any other Borrowed Money approved pursuant to clause 8.2.8 to fluctuations in Dollar interest rates and “continuing Eligible Swap Contract” means, at any relevant time, an Eligible Swap Contract under which any party thereto has or may have continuing actual or contingent obligations at such time;

“Eligible Swap Liabilities” means Swap Liabilities owing to any bank or financial institution incurred under an Eligible Swap Contract;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security deposit arrangement, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale or title transfer and/or retention arrangements having a similar effect);

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any vessel or its operation required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any vessel;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any vessel pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Equity Distribution” means, in relation to a person, any of the following:

(a)                                  the purchase, redemption or other acquisition for any value by such person or any Subsidiary of such person of any ordinary or preference shares of such person’s share capital;

(b)                                 the repayment, redemption or acquisition for value by such person or any Subsidiary of such person of any other form of Equity Finance received or raised by such person; or

(c)                                  the declaration or payment of any dividend, interest, commission or other costs or charges of a periodic nature in respect of Equity Finance or the distribution of any of such person’s present or future assets, undertakings, rights or revenues to any of its shareholders;

“Equity Finance” means:

(a)                                  the issue for cash of ordinary shares in the Borrower;

(b)                                 the issue for cash of preference shares in the Borrower (other than preference share capital which constitutes Borrowed Money of the Borrower); or

(c)                                  any combination of the foregoing;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Facility Agent” means Nordea Bank Norge ASA of P.O. Box 1166, Sentrum, 0107 Oslo, Norway or such other person as may be appointed Facility Agent for the Banks pursuant to the Agency Agreement;

“Faraway” means Faraway Maritime Shipping Company a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Flag State” means, in relation to the Methane Princess, the United Kingdom, and in relation to the Golar Spirit, the Marshall Islands, or in either case, such other state or territory as the Banks may approve (such approval not to be unreasonably withheld), at the request of the relevant Lessee, as being the “Flag State” of such Ship for the purposes of the Security Documents;

“Free Liquid Assets” means, at any relevant time, such part of the Liquid Assets of the Golar LNG Partners Group as is, at such time, (i) freely available for use by it and may, notwithstanding right of set-off or agreement with any other party, be withdrawn and/or encashed and used by it for any lawful purpose without restriction and (ii) free of any Encumbrance;

“Golar GP LLC” means Golar GP LLC, a limited liability corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Golar LNG Guarantee” means the guarantee executed or (as the context may require) to be executed by the Sponsor in favour of the Security Agent in the agreed form and which will remain in force from the date of such guarantee until the date upon which it shall be released following the receipt of evidence, in a form and substance satisfactory to the Facility Agent, that the IPO has taken place;

“Golar LNG Partners Group” means the Borrower and its Subsidiaries and, for the purposes of the definitions of “Annual Financial Statements” and “Quarterly Financial Statements” (and the expression “Golar LNG Partners Group” where used in such definitions), any company or entity whose accounts are to be consolidated with those of the Borrower in accordance with Relevant GAAP shall be treated as a Subsidiary of the Borrower;

“Golar Maritime” means Golar Maritime (Asia) Inc. a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Golar Maritime Share Pledge” means the (initially) second priority pledge of all issued stock of Golar Maritime (including the right to receive dividends relating to Golar Mazo) entered or (as the context may require) to be entered into by Opco and Golar Maritime in favour of the Security Agent in the agreed form;

“Golar Mazo” means the LNG carrier named “GOLAR MAZO” registered under the Liberian flag and whose registered owner is Faraway;

“Golar Mazo Charter” means the time charter in respect of the Golar Mazo dated 2 July 1997 and made between Faraway and P.T. Pertamina (Persero) (as the same may be supplemented and amended from time to time);

“Golar Mazo Entities” means Oxbow, Golar Maritime and Faraway;

“Golar Spirit” means the LNG carrier named “GOLAR SPIRIT” registered under the Marshall Islands flag under the ownership of Sovereign Spirit Limited and as more particularly described in Part 1 of Schedule 2;

“Golar Winter” means the LNG carrier named “GOLAR WINTER” registered under the British flag and whose registered owner is Lloyds TSB Maritime Leasing (No. 13) Limited;

“Golar Winter Financing” means the financing arrangements approved by the Facility Agent which are described in clause 8.2.12;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Guarantee” means the joint and several guarantee executed or (as the context may require) to be executed by each of the Lessees and the Bareboat Charterer in favour of the Security Agent in the agreed form;

“Guarantor” means each of the Lessees and the Bareboat Charterer in their capacity as guarantor and “Guarantors” means all of them;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Insurances” means, in relation to any Ship, all policies and contracts of insurance (which expression includes all entries of such vessel in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of, inter alios, the relevant Owner and/or the relevant Lessee and/or the Bareboat Charterer (whether in the sole name of such Owner or in the joint names of such Owner, the relevant Lessee, the Bareboat Charterer and any other person) in respect of such Ship or otherwise howsoever in connection with such Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Period” means, in relation to any Advance, each period for the calculation of interest in respect of such Advance, ascertained in accordance with clauses 3.2 and 3.3;

“IPO” means the initial public offering of the Borrower to be effected by the Borrower with the National Association of Securities Dealers Automated Quotations (NASDAQ);

“IPO Longstop Date” means 31 March 2009;

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to Resolution A.924(22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Latest Drawdown Date” means the date falling one month prior to the Maturity Date or such later date as the Banks in their absolute discretion agree in writing;

“L/C Bank” means, A&L and where the context so requires, such other bank as may replace the L/C Bank (whether with a Letter of Credit or alternative arrangement satisfactory to the Lessors) pursuant to the relevant Lease Agreements;

“L/C Deposit Account” means, with respect to each Lease Agreement, the account opened by the relevant Lessee with the relevant L/C Bank(s) in connection with the relevant Letter of Credit arrangements;

“L/C Deposit Moneys” means, with respect to each L/C Deposit Account, each cash deposit placed by the relevant Lessee in the relevant L/C Deposit Account as security for the relevant Lessee’s obligations under the Lease Agreement and any moneys accruing to such account;

“L/C Documents” means each of the Letters of Credit together with the deposit agreement and deposit charge, guarantee and indemnity and reimbursement agreement entered into between the relevant Lessee and the relevant L/C Bank in relation thereto;

“Lead Arrangers” means Nordea Bank Norge ASA of P.O. Box 1166, Sentrum, 0107 Oslo, Norway, DnB NOR Bank ASA of Stranden 21, 0021 Oslo, Norway, Citigroup Global Markets Limited of 33 Canada Square, Canary Wharf, London E14 SLB, Fortis Bank SA/NV UK Branch, 5 Aldermanbury Square, London, EC2V 7HR and Lloyds TSB Bank plc of 10 Gresham Street, London EC2V 7AE and “Lead Arranger” means any of them;

“Lease Agreement” means, in relation to a Ship:

(a)                        prior to a Standby Ship Disposition, the lease agreement dated 8 April 2003, as supplemented and amended by a supplemental letter dated 31 March 2005 and as further supplemented, amended and novated in accordance with a lease novation agreement dated 29 March 2006 (in the case of the Golar Spirit) or 27 August 2003 (in the case of the Methane Princess) and entered into between the relevant Lessor and the relevant Lessee; and

(b)                       following a Standby Ship Disposition, the relevant Standby Lease,

and “Lease Agreements” means both such lease agreements;

“Lease Documents” means, for the purposes of this agreement, each of the Lease Agreements and the guarantees relating thereto issued by the Sponsor in favour of the relevant Lessors;

“Lessee” means, in relation to a Ship, the party listed opposite the name of that Ship in column (c) of the table in Part 1 of Schedule 2 and “Lessees” means both of such companies;

“Lessee Share Security” means, in relation to each Lessee, the pledge or charge of all of the issued stock of such company executed or (as the context may require) to be executed by Opco in favour of the Security Agent in the agreed form;

“Lessor” means, in relation to a Ship, the party listed opposite the name of that Ship in column (b) of the table in Part 1 of Schedule 2 and “Lessors” means both of such companies;

“Lessor Parent Support Letter” means, in relation to a Ship, the support letter issued or (as the context may require) to be issued by A&L in favour of the Security Agent with respect to the relevant Lessor and “Lessor Parent Support Letters” means all such support letters;

“Letter of Credit” means, with respect to each Ship, the letter(s) of credit or alternative security arrangements issued or put in place by the relevant L/C Bank(s) in favour of the relevant Lessor whereby the L/C Bank(s) has or have secured certain payment obligations of the relevant Lessee to the relevant Lessor under the relevant Lease Agreement and “Letters of Credit” means all such letters of credit;

“LIBOR” means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11 am (London time) on the second London Banking Day before the first day of such period as displayed on the appropriate page of the Reuters screen (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent as such Reference Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11 am (London time) on the second Banking Day before the first day of such period;

“Liquid Assets” means

(a)                        any Dollar or euro time deposit, overnight deposit, certificate of deposit or bankers’ acceptance, issued by, or time deposit of, any of the Banks or any other commercial banking institution which has a credit rating of at least AA from Standard & Poors;

(b)                       undrawn amounts available for borrowing under this Agreement;

(c)                        short-term commercial paper issued by any of the Banks or any other person, having ratings of at least AA from Standard & Poors; and

(d)                       cash balances and deposits (both current and fixed) with banks and other financial institutions available for withdrawal and cheque receivables discounted by a margin of five per cent (5%), provided that Liquid Assets expressed or denominated in a currency other than Dollars shall be converted into Dollars by reference to the rate of exchange used for conversion of such currency in the consolidation of the relevant consolidated balance sheet of the Golar LNG Partners Group for the quarter or financial year as at which the amount of such Liquid Assets falls to be determined for the purposes of this Agreement and the definition of “Free Liquid Assets” or, if the relevant currency was not thereby involved, by reference to the rate of exchange or approximate rate of exchange ruling on such date and determined on such basis as the Auditors may determine or approve;

“Loan” means the aggregate principal amount borrowed, or to be borrowed, by the Borrower under this Agreement or (as the context may require) the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“London Banking Day” means a day on which banks are open for business in London;

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances of a Ship which are to be incorporated in the relevant insurance documents, such Loss Payable Clauses to be in the forms set out in Schedule 1 to the Proceeds Deeds or in such other forms as may from time to time be agreed in writing by the Facility Agent;

“Majority Banks” means Banks the aggregate of whose Commitments exceed sixty six and two thirds per cent. (66 2/3%) of the Total Commitments save that, where the Commitments of a single Bank exceed, or the aggregate Commitments of Banks which are Affiliates of each other together exceed, sixty six and two thirds per cent. (66 2/3%) of the Total Commitments, “Majority Banks” shall mean Banks the aggregate of whose Commitments exceed the Commitment of such single Bank or the aggregate of the Commitments of such Banks who are Affiliates of each other;

“Manager” means Golar Management (UK) Limited of 30 Marsh Wall, London E14 9TP, England and Golar Serviços de Operaçaõ de Embarcaçóes Limitada of Avenida Rio Bronco, 311, 4th Floor, Centro, Rio de Janeiro, RJ, Brazil, CEP  20.040-903;

“Manager’s Undertaking” means, in relation to a Ship, an undertaking executed or (as the context may require) to be executed by the Approved Manager of such Ship in favour of the Security Agent in the agreed form;

“Margin” means one point fifteen per cent. (1.15%) per annum;

“Master Swap Agreements” means the agreements made or (as the context may require) to be made between the Borrower and each of the Swap Banks comprising an ISDA Master Agreement and Schedule thereto in the agreed form and “Master Swap Agreement” means any of them;

“Maturity Date” means 31 March 2018;

“Maximum Facility Amount” means two hundred and eighty five million Dollars ($285,000,000);

“Methane Princess” means the LNG carrier named “METHANE PRINCESS” registered under the British flag under the ownership of A&L CF June (3) Limited and as more particularly described in Part 1 of Schedule 2;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to a Ship:

(a)                        prior to a Standby Ship Disposition, the first priority statutory British ship mortgage dated 27 August 2003 (in the case of Methane Princess) or the first preferred Marshall Islands ship mortgage dated 29 March 2006 (in the case of Golar Spirit) of such Ship (and in the case of Methane Princess, the deed of covenants collateral thereto) executed by the relevant Lessor in favour of the relevant Lessee; and

(b)                       after a Standby Ship Disposition, a first priority or, as the case may be, a first preferred mortgage of such Ship (and in the case of Methane Princess, the deed of covenants collateral thereto) each to be executed by the Standby Purchaser in favour of the Security Agent in an agreed form, and “Mortgages” means all of such mortgages and, where applicable, collateral deeds;

“Mortgage Transfer” means:

(a)                       in relation to the Methane Princess, the transfer of the relevant Mortgage executed or (as the context may require) to be executed by the relevant Lessee in favour of the Security Agent; or

(b)                      in relation to the Golar Spirit, the assignment of the relevant Mortgage executed or, as the case may be, to be executed by the relevant Lessee in favour of the Security Agent,

and “Mortgage Transfers” means both such mortgage transfers;

“Net Debt” means, on a consolidated basis, an amount equal to the aggregate of all Borrowed Money of the Golar LNG Partners Group minus Free Liquid Assets, L/C Deposit Moneys, any restricted cash, as evidenced by the Borrower’s balance sheet from time to time;

“Net Sale Proceeds” means, in relation to a Ship, the sale price of such ship receivable by the relevant Owner (after deducting the relevant Owner’s reasonable costs and out-of-pocket expenses incurred in connection with such sale including reasonable and proper costs of drydocking the relevant ship and carrying out any repairs on the ship for the purposes of complying with its obligations under the relevant sale agreement);

“Notices of Assignment” means, in relation to a Ship, the various notices of assignment and acknowledgements in the forms set out in the relevant schedules to the relevant Proceeds Deed, Security Assignment, the Three Party Deed, the General Assignment and other Security Documents (as applicable) or, in such other form as may from time to time be required or agreed in writing by the Facility Agent;

“Opco” means Golar Partners Operating LLC, a limited liability corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Operating Costs” means, in relation to any Ship during any period, all moneys paid by or on behalf of the relevant Lessee or the Bareboat Charterer of such Ship during such period in respect of:

(a)                                  liabilities incurred for the purpose of operating such Ship including costs of manning, insuring, repairing, maintaining and drydocking such Ship in accordance with the requirements of this Agreement, the Lease Agreements and any Approved Charters;

(b)                                 all proper and reasonable expenses of managing and administering the corporate affairs of such relevant Lessee or the Bareboat Charterer;

(c)                                  any remuneration of the Approved Manager of such Ship under the Approved Management Agreement for such Ship;

(d)                                 amounts incurred by way of capital expenditure on the relevant Ship which is permitted under clause 8.2.2;

(e)                                  amounts required to discharge liabilities or obligations to third parties incurred in the ordinary course of the operation of such Ship;

(f)                                    the repair or making good any loss or damage arising out of a casualty to the Ship or any collision, accident or other circumstances resulting in death or personal injury to any person and/or damage to any property or economic interests; and

(g)                                 any amount equal to the approved proportion of any proper and reasonable costs and expenses of managing and administering the corporate affairs of the Borrower (and, for this purpose, the approved proportion shall be such proportion as may from time to time be approved in writing by the Facility Agent having regard to the number of vessels owned by, or bareboat chartered to, members of the Golar LNG Partners Group);

“Option Agreement” means the option agreement entered or (as the context may require) to be entered into by (inter alios) the Security Agent and the Approved Charterer for the Golar Spirit;

“Owner” means, with respect to each Ship:

(a)                        prior to a Standby Ship Disposition, the relevant Lessor; and

(b)                       following a Standby Ship Disposition, the relevant Standby Purchaser;

“Oxbow” means Oxbow Holdings Inc. a company incorporated in the British Virgin Islands whose registered office is at PO Box 3321, Road Town, Tortola, British Virgin Islands;

“Oxbow Share Pledge” means the (initially) second priority pledge of all the issued stock of Oxbow (including the right to receive dividends relating to Golar Mazo) executed or (as the context may require) to be executed by Opco and Oxbow in favour of the Security Agent in the agreed form;

“Permitted Encumbrance” means:

(a)                                  any Encumbrance created or existing pursuant to the Transaction Documents (which for this purpose shall be the Transaction Documents as defined in the Proceeds Deeds);

(b)                                 Permitted Liens;

(c)                                  any Encumbrance disclosed in writing to the Facility Agent prior to the date of this Agreement and acceptable to the Facility Agent; and

(d)                                 any Encumbrance created with the prior written consent of the Facility Agent;

“Permitted Liens” means, to the extent not yet required to be discharged pursuant to the terms of the relevant Mortgage:

(a)                                  any ship repairer’s or outfitter’s possessory lien in respect of a vessel owned or bareboat chartered by a member of the Golar LNG Partners Group or the Bareboat Charterers provided that (i) the lien on such vessel is for an amount not exceeding five million Dollars ($5,000,000), (ii) all such liens (including the relevant lien) on all vessels owned by members of the Golar LNG Partners Group at the time such lien arises or is conferred by contract are for an aggregate amount not exceeding an amount equal to the product of five million Dollars ($5,000,000) multiplied by the number of Ships at the relevant time and (iii) no such lien shall be deemed a Permitted Lien if it is incurred at a time when a Default has occurred and is continuing until such time as the Default is no longer continuing;

(b)                                 any ship repairer’s lien or outfitter’s possessory lien not falling within paragraph (a) of this definition but which has been previously approved in writing by the Majority Banks;

(c)                                  any lien on a vessel for current master’s, officer’s or crew’s wages outstanding in the ordinary course of trading for a period not exceeding thirty (30) days; and

(d)                                 any lien for salvage;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Port of Registry” means, in relation to each Ship, the port (if any) set forth against the name of such Ship in Part 1 of Schedule 2  or such other port of registry (if any) in a Ship’s Flag State approved in writing by the Facility Agent acting on the instructions of the Banks at which such Ship is, or is to be registered on, or at any relevant time after, the date hereof;

“Pounds”, “Sterling” and the symbol “£” means the lawful currency for the time being of the United Kingdom;

“Previous Facility” means the three hundred million Dollars ($300,000,000) term loan made available by certain banks and financial institutions pursuant to a loan agreement dated 31 March 2005, as supplemented, amended and restated in accordance with a supplemental agreement on 29 March 2006;

“Previous Second Facility” means the one hundred and eighty million Dollars ($180,000,000) term loan agreement dated 27 August 2003 made between the Lessee for Methane Princess (as borrower) and Lloyds TSB Bank plc (as Lender);

“Proceeds Account” means, in relation to a Ship, the Dollar and Sterling accounts opened by the relevant Lessor with the Proceeds Account Bank pursuant to and in accordance with clause 2.8 of the relevant Proceeds Deed and “Proceeds Accounts” means all such accounts;

“Proceeds Account Bank” means (in the case of the Golar Spirit) Nordea Bank Finland plc, London Branch and (in the case of the Methane Princess) Lloyds TSB Bank plc;

“Proceeds Account Charge” means, in relation to each Proceeds Account, the account charge or assignment (as the case may be) entered into between the relevant Lessor in favour of the relevant Lessee in an agreed form and “Proceeds Account Charges” means all such charges;

“Proceeds Deed” means, in relation to each Ship, the deed of proceeds and priorities between the Security Agent, the relevant Lessor, the relevant Lessee, the Standby Purchaser and the relevant Proceeds Account Bank with respect to such Ship to be entered into on or about the date hereof and “Proceeds Deeds” means all such proceeds and priority deeds;

“Quarterly Financial Statements” means quarterly:

(a)                        consolidated financial statements of the Golar LNG Partners Group; and

(b)                       management accounts of the Bareboat Charterer and each Lessee,

prepared as at 31 March, 30 June, 30 September and 31 December in each year (or three, six, nine or twelve months after the commencement of the Borrower’s or, as the case may be, the Bareboat Charterer’s and each Lessee’s accounting period should its accounting reference date be changed, with the prior written consent of the Facility Agent (acting on the instructions of the Banks) from 31 December) comprising a profit and loss account and a balance sheet and a cash flow statement;

“Quiet Enjoyment Letter” means, in relation to each Ship, each letter entered or (as the context may require) to be entered into between the relevant Lessor (or, following a Standby Ship Disposition, the relevant Standby Purchaser), the relevant Lessee, the Bareboat Charterer (in the case of Methane Princess), the Security Agent and the relevant Approved Charterer in an agreed form, and “Quiet Enjoyment Letters” means all such letters;

“Reference Banks” means Nordea Bank Norge ASA, DnB NOR Bank ASA, Citibank N.A., Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc and/or any other Bank appointed as such pursuant to the Agency Agreement;

“Registry” means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Relevant GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the respective jurisdiction in which the Borrower, the Lessees and the Bareboat Charterer are required to produce and file accounts from time to time;

“Relevant Fraction” means:

(a)                        for the purpose of the definition of “Relevant Insured Amount”, clause 4.4.1, clause 4.5.2(b) and 4.8:

(i)                           in relation to the Golar Spirit, a fraction whose numerator is one (1) and whose denominator is three (3) (1/3); and

(ii)                        in relation to the Methane Princess, a fraction whose numerator is two (2) and whose denominator is three (3) (2/3); and

(b)                       for the purpose of clause 4.5.2(a), the percentage relating to the relevant Ship or, as the case may be, the Golar Mazo for the relevant year in which such Ship or, as the case may be, the Golar Mazo shall become a Total Loss set out in Schedule 8:

“Relevant Insured Amount” means, in relation to a Ship as at any relevant date, an amount in Dollars equal to the Relevant Fraction of the Total Commitments as at such date;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Repayment Date” means, subject to clause 6.4, in relation to an Advance, the Maturity Date or the expiry date of the Term in respect of such Advance and “Repayment Dates” means all or any of them;

“Requisition Compensation” means, in relation to a Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of such Ship;

“Revised Scheduled Reduction Dates” means subject to clause 6.4:

(a)                        30 June 2009; and

(b)                       each of the dates falling at three (3) monthly intervals after the date referred to in (a) above and falling prior to the Maturity Date,

and “Revised Scheduled Reduction Date” means any of them;

“Risk Transfer Agreement” means the risk transfer agreement dated 29 March 2006 and made between Golar Gas Holding Company Inc. and Lessee in respect of the Golar Spirit and as novated in favour of the Borrower pursuant to a novation agreement dated on or about the date hereof;

“Rollover Date” means the last day of an Interest Period;

“Scheduled Reduction Dates” means, subject to clause 6.4:

(a)                        31 March 2013; and

(b)                      each of the dates falling at three (3) monthly intervals after the date referred to in (a) above and falling prior to the Maturity Date,

and “Scheduled Reduction Date” means any of them;

“Security Agent” means Nordea Bank Norge ASA of P.O. Box 1166 Sentrum, 0107, Oslo, Norway or such other person as may be appointed security agent and trustee for the Banks pursuant to the Agency Agreement;

“Security Assignment” means, in relation to a Ship, the security assignment executed or (as the context may require) to be executed by the relevant Lessee in favour of the Security Agent with respect to the Borrower’s right, title and interest in, to and under, inter alia, the relevant Lease, the relevant Proceeds Account Charge and the relevant Mortgage in an agreed form and “Security Assignments” means all such assignments;

“Security Documents” means this Agreement, the Proceeds Deeds, the Mortgages, the Mortgage Transfers, the Security Assignments, the Three Party Deeds,  the Lessee Share Security, the Bareboat Charterer Share Security, the Oxbow Share Pledge, the Golar Maritime Share Pledge, the Guarantee, the Golar LNG Guarantee (whilst the same shall remain in force), the Agency Agreement, the Manager’s Undertakings, the Quiet Enjoyment Letters, the Option Agreement, any Earnings Account Security, any Proceeds Account Charges, the Lessor Parent Support Letters, the Standby Purchaser Assignment, the Standby Purchaser Share Security, the Swap Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of, any moneys from time to time owing by the Borrower pursuant to this Agreement or the Master Swap Agreements (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement) or by any other person;

“Security Party” means any member of the Golar LNG Partners Group who may at any time be a party to any of the Security Documents and, whilst the Golar LNG Guarantee shall remain in force, the Sponsor;

“Security Period” means the period commencing on the date of this Agreement and so long as any moneys are owing, actually or contingently, under the Master Swap Agreements and/or the Security Documents and while all or any part of the Loan or the Commitments or any Transactions remain outstanding;

“Ships” means each of the Methane Princess and the Golar Spirit and “Ship” means either of them;

“Solvent” means with respect to any person on a particular date, that on such date (a) the fair market value of the assets of such person is greater than the total amount of liabilities (including the present or expected value of contingent liabilities) of such person, (b) the present fair saleable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person for its debts as they become absolute and matured, (c) such person is able to realise upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (d) such person does not have unreasonably small capital and (e) such person does not intend to or believe it will incur debts beyond its ability to pay as they mature;

“Sponsor” means Golar LNG Limited a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda;

“Standby Lease” means with respect to a Ship, the Standby Lease defined in the relevant Proceeds Deed;

“Standby Purchaser” means, LNG Holding Company Ltd, a Cayman Islands company having its registered office at P.O. Box 694 GT, CIBC Financial Centre, 11 Dr. Roys Drive, George Town, Grand Cayman, Cayman Islands;

“Standby Purchaser Account Bank” means (in the case of the Golar Spirit) Nordea Bank Finland plc, London Branch and (in the case of the Methane Princess) Lloyds TSB Bank plc in such capacity;

“Standby Purchaser Assignment” means, in relation to each Ship, the security assignment executed or (as the context may require) to be executed by the Standby Purchaser in favour of the Security Agent containing an assignment by the Standby Purchaser of its rights, title and interests in and to the earnings, insurance and requisition compensation in respect of the Ship, the relevant Standby Purchaser Proceeds Accounts and the relevant Standby Lease and “Standby Purchaser Assignments” means both such assignments.

“Standby Purchaser Dollar Proceeds Account” means, in relation to each Ship, in relation to each Ship, such Dollar account of the relevant Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the “Standby Purchaser Dollar Proceeds Account” for the purposes of the relevant Proceeds Deed;

“Standby Purchaser Proceeds Accounts” means, in relation to each Ship, the relevant Standby Purchaser Dollar Proceeds Account and the relevant Standby Purchaser Sterling Proceeds Account and “Standby Purchaser Proceeds Account” means either of them;

“Standby Purchaser Shareholder” means CIBC Bank Trust Company (Cayman) Limited;

“Standby Purchaser Share Security” means, the share charge executed or (as the context may require) to be executed by the Standby Purchaser Shareholder in favour of the Security Agent containing a first priority charge by the Standby Purchaser Shareholder of its rights, title and interests in and to the shares in respect of the Standby Purchaser;

“Standby Purchaser Sterling Proceeds Account” means, in relation to each Ship, such Sterling account of the Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the “Standby Purchaser Sterling Proceeds Account” for the purposes of the relevant Proceeds Deed;

“Standby Ship Disposition” shall, in relation to each Ship, have the meaning given thereto in the relevant Proceeds Deed;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person and a “wholly owned Subsidiary” of a person means a Subsidiary which has no members except such person and that person’s wholly owned Subsidiaries and its or their nominees;

“Swap Assignment” means the security assignment entered or (as the context may require) to be entered into between the Borrower and the Security Agent with respect to the Borrower’s right, title and interest in, to and under the Master Swap Agreements in an agreed form;

“Swap Banks” means DnB NOR Bank ASA, Nordea Bank Finland plc, Citibank N.A., Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc and includes their successors in title and assignees and transferees;

“Swap Liabilities” means Indebtedness incurred in respect of swaps, forward exchange contracts, futures and other derivatives (but so that when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) and guarantees in respect of such Indebtedness;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Term” means, in relation to an Advance, the period for which such Advance is, or is to be, borrowed, as specified in the Drawdown Notice for such Advance, such period always to be equal to the Interest Period for such Advance;

“Three Party Deed” means, in relation to the Methane Princess, a three party deed in respect of such Ship executed or (as the context may require) to be executed by the relevant Lessee and the Bareboat Charterer in favour of the Security Agent in the agreed form and in relation to the Golar Spirit, a three party deed in respect of such Ship executed or (as the context may require) to be executed by the relevant Lessee and the Borrower in favour of the Security Agent in the agreed form and “Three Party Deeds” means both of them;

“Total Commitments” means, at any relevant time, the total of the Commitments of all the Banks at such time;

“Total Loss” in relation to a Ship means:

(a)                                  actual, constructive, compromised or arranged total loss of such vessel; or

(b)                                 the Compulsory Acquisition of such vessel; or

(c)                                  the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such vessel (other than where the same amounts to the Compulsory Acquisition of such vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the vessel be released and restored to the relevant Lessee or the Bareboat Charterer from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within sixty (60) days after the occurrence thereof; or

(d)                                 the expiry of one hundred and eighty (180) days (or such longer period as the Borrower and the Security Agent may agree) after such vessel shall have been requisitioned for hire by a Government Entity or other competent authority, whether de jure or de facto;

“Total Loss Proceeds” means, in respect of a Ship, the proceeds of any policy or contract of insurances arising in respect of a Total Loss and any Requisition Compensation received in respect of a Compulsory Acquisition;

“Total Loss Repayment Date” means, in relation to a Ship or the Golar Mazo, the date which is the earlier of:

(a)                                  the date one hundred and eighty (180) days after such ship became a Total Loss or such later date as may be agreed in writing by the Facility Agent (acting on the instructions of the Majority Banks) if they are satisfied that the relevant Ship or the Golar Mazo was properly insured at the time of such Total Loss and that insurance proceeds in respect of such Total Loss will be recovered in amounts sufficient to enable the Borrower to comply with its prepayment obligations under clauses 4.5 of this Agreement arising as a consequence of such Total Loss and will be applied in accordance with the Security Documents by the later date so agreed; and

(b)                                 the date upon which (in the case of a Ship) insurance proceeds or Requisition Compensation in respect of such Total Loss are received by the relevant Lessee or the Bareboat Charterer (or the Security Agent as the relevant Lessee’s or Bareboat Charterer’s assignee pursuant to the Three Party Deed, or, as the case may be, the General Assignment) (in the case of the Golar Mazo) dividends are received by Golar Maritime and Oxbow derived from Faraway from insurance proceeds or Requisition Compensation in respect of such Total Loss;

“Transaction” has the meaning ascribed thereto in the Master Swap Agreements;

“Transaction Documents” means collectively the Approved Charters, the Charter Guarantees, the Bareboat Charters , the Approved Management Agreements and the Risk Transfer Agreement;

“Transfer Certificate” means a transfer certificate for the purposes of clause 15.3 substantially in the form set out in schedule 5 (or in such other form as the Banks may approve or require);

“Transferee Bank” and “Transferor Bank” shall have the meaning ascribed to those expressions in clause 15.3; and

“Unscheduled Reduction Date” means, subject to clause 6.4, any date on which the Available Facility Amount is reduced or cancelled pursuant to any provision of this Agreement other than clause 4.2 and “Unscheduled Reduction Dates” means all or any of them.

1.3                      Insurance terms

In clause 8.3.1:

1.3.1                                 “excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a Ship is assessed for the purpose of such claims exceeding its insured value;

1.3.2                                 “protection and indemnity risks” means the usual risks (including oil pollution) covered by a United Kingdom or Norwegian protection and indemnity association or a protection and indemnity association which is managed in the United Kingdom or Norway (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision); and

1.3.3                                 “war risks” includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses - Time (1/11/95) attached or similar cover or (if placed on Norwegian terms) means the war risks described in the Norwegian Marine Insurance Plan of 1996 as amended.

1.4                      Accounting terms

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with Relevant GAAP (whether or not such is indicated in this Agreement).

1.5                      Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.6                      Construction of certain terms

In any Security Document unless the context otherwise requires:

1.6.1                                 references to clauses and schedules are to be construed as references to clauses of, and schedules to, such Security Document and references to such Security Document include its schedules;

1.6.2                                 references to (or to any specified provision of) any Security Document or any other document shall be construed as references to such Security Document, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment) with the consent of the Facility Agent;

1.6.3                                 references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.6.4                                 words importing the plural shall include the singular and vice versa;

1.6.5                                 references to a time of day are to London time;

1.6.6                                 references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.6.7                                 references to any person includes such person’s assignees and successors in title;

1.6.8                                 references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;  and

1.6.9                                 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.7                      Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.8                      Agreed forms

In this Agreement, any document expressed to be “in the agreed form” means a document in a form agreed by (and for the purposes of identification signed by or on behalf of) the Borrower and the Facility Agent or (in the case of any of the other Security Documents) a document in the form actually executed by both the relevant Security Party or relevant Security Parties and the Security Agent.

1.9                      Meaning of “acting in concert”

For the purposes of this Agreement persons acting in concert comprise persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate control over ten per cent. (10%) or more of (i) the ordinary share capital or (ii) the voting rights attributable to the ordinary share capital of that company and for this purpose persons who are associates of each other shall be presumed to be persons acting in concert unless the contrary is demonstrated to the satisfaction of the Agent.

2                              The Commitments and the Loan

2.1                      Amount

Upon and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties in clause 7, the Banks agree to lend to the Borrower the aggregate principal amount of up to the Maximum Facility Amount.  The obligation of each Bank under this Agreement shall, subject to clause 2.7, be to contribute that proportion of each Advance which, as at the Drawdown Date of such Advance, its Commitment bears to the Commitments of all Banks.

2.2                      Obligations several

The obligations of each Bank under this Agreement are several; the failure of any Bank to perform such obligations shall not relieve any other Bank, the Lead Arrangers, the Facility Agent, the Security Agent or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall the Lead Arrangers, the Facility Agent, or the Security Agent be responsible for the obligations of any Bank (except for its own obligations, if any, as a Bank) nor shall any Bank be responsible for the obligations of any other Bank under this Agreement.

2.3                      Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Lead Arrangers, the Facility Agent, the Security Agent and the Banks are several and the amount due to the Lead Arrangers, the Facility Agent, the Security Agent (each for its own account) and to each Bank is a separate and independent debt.  The Lead Arrangers, the Facility Agent, the Security Agent and any Bank shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for the Lead Arrangers, the Facility Agent, the Security Agent or any Bank (as the case may be) to be joined as an additional party in any proceedings for this purpose.

2.4                      Drawdown

Subject to the terms and conditions of this Agreement, an Advance shall be made to the Borrower following receipt by the Facility Agent from the Borrower of a Drawdown Notice not later than 10 a.m. (Oslo time) on the third (3rd) Banking Day before the proposed Drawdown Date (or such later date as the Facility Agent may, in its absolute discretion, agree).  A Drawdown Notice shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in clause 3.7.2), be irrevocable.

2.5                      Advances

2.5.1             Each Advance may only be made on a Banking Day falling within the period from the date falling three (3) Banking Days after the date of this Agreement and prior to the Latest Drawdown Date.

2.5.2             Each Advance shall be a minimum of one million Dollars ($1,000,000) (or any larger amount which is an integral multiple of one million Dollars ($1,000,000) or the balance of the Available Facility Amount.

2.5.3             The maximum number of Advances which may be outstanding at any time shall be limited to ten (10).

2.5.4             No Advance may be drawn down for an amount in excess of the Available Facility Amount on such day taking into account the amount of any Advances which are to be repaid on such day and any Advance which is to be drawn down and which is subject to a current Drawdown Notice.

2.5.5             No Advance may be drawn down in an amount and/or for a Term which would result in the aggregate Contributions of the Banks during such Term being greater than the amount of the Commitments as scheduled to be reduced pursuant to clause 4.2 as at any Scheduled Reduction Date, or as the case may be, Revised Scheduled Reduction Date falling during such Term (and taking into account any Advances which are to be repaid during such Term).

2.5.6             Upon the making of an Advance the Available Facility Amount shall, subject to clause 2.8, be reduced by the amount of such Advance.

2.5.7             No Advance may be drawn down for a Term which would extend beyond the Maturity Date.

2.6                      Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Facility Agent shall promptly notify each Bank thereof and of the date on which the relevant Advance is to be made and, subject to the provisions of clauses 2.6 and 9, on such date on which the relevant Advance is to be drawn down each of the Banks shall make available to the Facility Agent its portion of such Advance for payment by the Facility Agent in accordance with clause 6.2.

2.7                      Application of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.3, none of the Creditors shall have any responsibility for the application of proceeds of any Advance by the Borrower.

2.8                      Re-borrowing

Subject to the provisions of this Agreement including, without limitation, clauses 2 and 4 any amount repaid or prepaid (but not cancelled) by the Borrower may be the subject of further Advances and be re-borrowed by the Borrower.

2.9                      Swap transactions

2.9.1             If, at any time during the Security Period, the Borrower wishes to enter into interest rate swap transactions so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, they shall advise the Swap Banks in writing.

2.9.2             Any swap transaction may be concluded with the Swap Banks under the Master Swap Agreements.  For the avoidance of doubt, other than the Swap Banks’ agreement to enter into a Transaction no prior approval is required by the Borrower from all or any of the other Creditors before concluding any such swap transaction.  If and when any such Transaction has been concluded, the Borrower shall sign a Confirmation with the relevant Swap Bank and advise the Banks through the Facility Agent promptly after concluding any Transaction.

3                              Interest

3.1                      Normal interest rate

The Borrower shall pay interest on each Advance in respect of each Interest Period relating thereto on each Rollover Date (or, in the case of an Interest Period of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of such Interest Period and the subsequent instalments at intervals of three  (3) months or, if shorter, the period from the date of the preceding instalment until the Rollover Date relative to such Interest

Period) at the rate per annum determined by the Facility Agent to be the aggregate of (a) the Margin, (b) the Additional Cost (if any) and (c) LIBOR.  Any portion of the interest equal to Additional Cost shall be for the account of Banks whose participation in the Loan is subject to the Additional Cost.

3.2                      Selection of Interest Periods

The Borrower may by notice received by the Facility Agent not later than 10 a.m. (Oslo time) on the third (3rd) Banking Day before the beginning of each Interest Period for an Advance in a Drawdown Notice relating to an Advance, specify whether such Interest Period shall have a duration of one (1), three (3) or six (6) months (or such other period as the Borrower may select and all of the Banks may agree in writing) provided however that no more than 3 Interest Periods with a duration of one (1) month shall be selected per year.

3.3                      Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrower pursuant to clause 3.2 but so that:

3.3.1                                 every Interest Period in respect of each Advance shall commence on the relevant Drawdown Date for that Advance and end on the Repayment Date in respect of such Advance; and

3.3.2                                 if any Interest Period would otherwise overrun the Maturity Date, such Interest Period shall end on the Maturity Date.

3.4                      Default interest

3.4.1             If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent pursuant to this clause 3.4.  The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Facility Agent (after consultation with the Banks) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.

3.4.2             The rate of interest applicable to each such period shall be the aggregate (as determined by the Facility Agent of (a) two per cent (2%) per annum, (b) Margin, (c) the Additional Cost and (d) LIBOR for such period provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Facility Agent under clause 10.2 or a prepayment pursuant to clauses 4.5, 4.5, 4.7, 4.10 or 12.1 on a date other than a Repayment Date relating thereto, the first such period selected by the Facility Agent shall be of a duration equal to the period between the due date of such principal sum and such Repayment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) per annum above the aggregate of the Margin, the Additional Cost and the rate of LIBOR applicable thereto immediately before it shall have become so due and payable.

3.4.3             Default interest shall be due and payable on the last day of each such period as determined by the Facility Agent pursuant to this clause 3.4 or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid.  If, for the reasons specified in clause 3.7.1 the Facility Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Facility Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated for each Bank at a rate determined by the Facility Agent to be two per cent (2%) per annum above the aggregate of the Margin, the Additional Cost and the cost of funds to such Bank.  Each Bank shall (without prejudice to the obligation of the Borrower to pay such interest) provide reasonable detail as to the basis on which it has determined such cost of funds.

3.5                      Notification of interest rate

The Facility Agent shall notify the Borrower and the Banks promptly of each rate of interest determined by it under this clause 3.

3.6                      Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR pursuant to the proviso contained in the definition of LIBOR the interest rate shall be determined, subject to clause 3.7, on the basis of the quotations furnished by the remaining Reference Banks.

3.7                      Market disruption; non-availability

3.7.1             If and whenever, at any time prior to the commencement of any Interest Period:

(a)              the Facility Agent shall have determined (which determination shall, in the absence of manifest error, be prima facie evidence) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period in accordance with the definition of LIBOR in clause 1.2; or

(b)             where applicable, none of the Reference Banks supplies the Facility Agent with a quotation for the purpose of calculating LIBOR; or

(c)              the Facility Agent shall have received notification from Banks with Contributions aggregating more than one third of the Loan (or, prior to the first Drawdown Date, Commitments aggregating not less than one third of the Total Commitments) that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their Contributions for such Interest Period or, where applicable in accordance with the definition of LIBOR in clause 1.2, that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits, the Facility Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrower and to each of the Banks.  A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.

3.7.2             After the giving of any Determination Notice, the undrawn amount of the Commitment shall not be borrowed (and an Advance may not be requested) until notice to the contrary is given to the Borrower by the Facility Agent.

3.7.3             During the period of ten (10) days after any Determination Notice has been given by the Facility Agent under clause 3.7.1 each affected Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining its Contribution. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds (including Additional Cost if any) to such Bank equivalent to the Margin.  Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Facility Agent notifies the Borrower that none of the circumstances specified in clause 3.7.1 continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall apply.

4                              Repayment and prepayment

4.1                      Repayment

The Borrower shall repay each Advance on its Repayment Date. If an Advance (the “new Advance”) is to be made on a day on which another Advance (the “maturing Advance”) is due to be repaid then, subject to the terms of this Agreement and so long as the conditions referred to in clauses 9.1.2 and 9.2 shall have been satisfied in relation to the new Advance:

4.1.1                                 the maturing Advance shall be deemed to have been repaid on its Repayment Date either in whole (if the new Advance is equal to or greater than the maturing Advance) or in part (if the new Advance is less than the maturing Advance); and

4.1.2                                 to the extent that the maturing Advance is so deemed to have been repaid, the principal amount of the new Advance to be made on such date shall be deemed to have been credited to the account of the Borrower by the Facility Agent on behalf of the Banks in accordance with the terms of this Agreement and the Banks shall only be obliged, pursuant to clause 2.6, to make available to the Borrower a principal amount equal to the amount by which the new Advance exceeds the maturing Advance.

On the Maturity Date, all outstanding Advances and other sums (if any) then accrued or owing under this Agreement and the other Security Documents shall in any event be repaid or paid in full.

4.2                      Scheduled reductions of Available Facility Amount

4.2.1             Subject to clause 4.2.2 the Available Facility Amount shall be reduced on each of the Scheduled Reduction Dates in the manner set out in Schedule 9 Part 1;

4.2.2             If the IPO has not occurred by the IPO Longstop Date then the Available Facility Amount shall be reduced on each of the Revised Scheduled Reduction Dates in the manner set out in Schedule 9 Part 2.

4.2.3             On each Scheduled Reduction Date, or as the case may be, Revised Scheduled Reduction Date each Bank’s Commitment shall be reduced by an amount equal to the proportion of the amount by which the Available Facility Amount is to be so reduced on that date, which its Commitment bears to the Total Commitments on that date. On the Maturity Date (and without prejudice to any other provision of this Agreement), each Bank’s Commitments shall be reduced to zero.

4.2.4             If, on any Scheduled Reduction Date, or as the case may be, Revised Scheduled Reduction Date the aggregate amount of any outstanding Advances (and after any repayment of any Advance whose Interest Period expires on such date) exceeds the Available Facility Amount as reduced on that Scheduled Reduction Date, or as the case may be, Revised Scheduled Reduction Date, the Borrower shall prepay (in accordance with clause 4.10) such part of such outstanding Advances as is equal to such excess.

4.3                      Voluntary cancellation and voluntary prepayment

4.3.1             Subject to the further condition set out in clause 4.3.3, the Borrower may, upon giving the Facility Agent fourteen (14) days prior written notice, voluntarily cancel the whole or any part of the Loan on the Repayment Date of an Advance and the Available Facility Amount shall be so reduced by the amount of the Loan to be voluntarily cancelled in accordance with clause 4.9 without premium or penalty provided that immediately prior to, and immediately after such cancellation (unless the whole of the Loan has been cancelled), the Borrower will be in compliance with the financial covenants in clause 8.4.

4.3.2             Subject to the further condition set out in clause 4.3.3, the Borrower may, upon giving the Facility Agent fourteen (14) days prior written notice, voluntarily prepay the whole or any part of the Loan on the Repayment Date of an Advance without premium or penalty subject always to the payment by the Borrower of any Breakage Costs in accordance with clause 11.1 hereof and any other amounts referred to in clause 4.10 and provided that immediately prior to, and immediately after such prepayment (unless the whole of the Loan has been cancelled), the Borrower will be in compliance with the financial covenants in clause 8.4.  Any amount prepaid under this clause 4.3.2 shall either be applied against an Advance specified by the Borrower or, if the Borrower shall not specify the same, be applied in prepaying each outstanding Advance on a pro-rata basis.

4.3.3             The condition referred to in clauses 4.3.1 and 4.3.2 is that (a) where the outstanding Advances at the relevant time are in an amount equal to or greater than one million Dollars ($1,000,000), a partial voluntary cancellation or voluntary prepayment shall be in a minimum amount of one million Dollars ($1,000,000) or an integral multiple of one million Dollars ($1,000,000) or (b) where the outstanding Advances at the relevant time are in an amount of less than one million Dollars ($1,000,000), any voluntary cancellation or voluntary prepayment shall be in an amount equal to the whole of the outstanding Advances.

4.4                      Mandatory Cancellation on mandatory prepayment of Lease Agreement

4.4.1             If, in relation to a Ship, the chartering of that Ship under the Lease Agreement with respect to that Ship terminates pursuant to clause 27.3 (Mandatory Prepayment) of such Lease Agreement then upon notice to the Borrower the Facility Agent may declare that the Commitment of each Bank with respect to the amount which is equal to the Relevant Fraction of the Loan shall be reduced to zero and the Borrower shall be obliged to cancel the Loan by such amount (or, if less, the principal amount of the Loan then outstanding) on the date when the chartering of that Ship terminates in accordance with the terms of the Lease Agreement relating to that Ship and on such date or, as the case may be, upon the Facility Agent’s first written demand the Borrower shall forthwith pay to the Facility Agent the amount it is required to pay in accordance with clause 4.9.

4.4.2             If the Proceeds (as such term is defined in the relevant Proceeds Deed) received by the Security Agent pursuant to the terms of the relevant Proceeds Deed are less than the aggregate of the amount required to be paid in accordance with this clause 4.4, the Borrower shall forthwith pay to the Facility Agent such additional amount as shall be required to pay the deficit.

4.5                      Mandatory Cancellation on Total Loss and disposal of a Ship, etc.

4.5.1            Cancellation

If:

(a)              a Ship or the Golar Mazo becomes a Total Loss; or

(b)             a Ship is sold following the exercise by the Borrower of its rights under clause 3.3 of a Lease Agreement and in accordance with clause 8.3.14,

the Loan shall be reduced and repaid on the applicable Disposal Repayment Date by the relevant Disposal Repayment Amount in accordance with clause 4.9.

4.5.2            Defined terms

For the purposes of this clause 4.5:

“Disposal Repayment Amount” means in relation to a Disposal Repayment Date, the amount in Dollars which is in relation to a Ship or the Golar Mazo which has become a Total Loss or is being sold (in the case of a Ship), the amount which is the Relevant Fraction of the Loan as at the Disposal Repayment Date (or, if less, the amount of the Loan); and

“Disposal Repayment Date” means:

(a)                        where a Ship or the Golar Mazo has become a Total Loss, its Total Loss Repayment Date; or

(b)                       where a Ship is being sold in accordance with clause 8.3.14, the date upon which the sale of such Ship is completed by the transfer of title to such Ship to the purchaser in exchange for payment of the relevant purchase price; or

4.5.3            Date of Total Loss

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)              in the case of an actual total loss of a vessel on the actual date and at the time such vessel was lost or, if such date is not known, on the date on which the vessel was last reported;

(b)             in the case of a constructive total loss of a vessel, upon the date and at the time notice of abandonment of such vessel is given to the insurers of such vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling one hundred and eighty (180) days after notice of abandonment of such vessel was given to the insurers;

(c)              in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the relevant vessel;

(d)             in the case of Compulsory Acquisition of a vessel, on the date upon which the relevant requisition of title or other compulsory acquisition of such vessel occurs; and

(e)              in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a vessel (other than where the same amounts to Compulsory Acquisition of such vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the owner of the vessel of the use of such vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.5.4             Application of Total Loss and disposal proceeds

Provided no Default has occurred and is continuing and provided the Borrower shall have complied with clauses 4.5 and 4.10, any of the insurance moneys or Requisition Compensation in respect of a Total Loss of a Ship received by the Facility Agent or the Security Agent pursuant to the Proceeds Deeds or any Security Document remaining after effecting the required prepayments shall be paid to an Earnings Account.

4.6                      Notice of voluntary cancellation; reduction of repayment instalments

4.6.1             No prepayment may be effected under clause 4.3 or 4.7 unless the Borrower shall have given the Facility Agent at least fourteen (14) days’ notice of its intention to make such prepayment.  Every notice of voluntary cancellation shall be effective only on actual receipt by the Facility Agent, shall be irrevocable, shall specify the amount to be cancelled and shall oblige the Borrower to make the necessary prepayment on the date specified.  No amount cancelled under this clause 4 may be reborrowed and the Available Facility Amount shall be reduced proportionately. Any amount cancelled pursuant to any provision of clause 4 shall be applied in reducing the amounts of the scheduled reductions under clause 4.1 on a pro rata basis.

4.6.2             The Borrower may not voluntarily cancel and/or voluntarily prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.7                      Additional voluntary cancellation

4.7.1             The Borrower may also voluntarily cancel (in whole but not in part), without premium or penalty, but without prejudice to its obligations under clauses 3.7, 6.7 and 12.2:

(a)              the Contribution of any Bank to which the Borrower shall have become obliged to pay additional amounts under clauses 6.7 or 12.2; or

(b)             any Bank’s Contribution to which a Substitute Basis applies by virtue of clause 3.7.3.

Upon any notice of such cancellation being given, the Commitment of the relevant Bank shall be reduced to zero and the Borrower shall prepay the relevant Bank’s Contribution in accordance with clause 4.10. Any reduction of the Available Facility Amount pursuant to this clause 4.7 shall be applied in reducing each Advance on a pro rata basis and any prepayment pursuant to this clause 4.7 shall be applied in or towards payment, on a pro rata basis, of the sums owing in respect of each outstanding Advance.

4.8                      Mandatory Cancellation on termination of Approved Charter

If, in relation to a Ship, either:

(a)              the chartering of that Ship under the Approved Charter (the “earlier Approved Charter”) with respect to that Ship terminates; or

(b)             the earlier Approved Charter is cancelled prior to the commencement of the charter period of that Ship under the Approved Charter,

and in either case, an alternative Approved Charter has not been entered into in respect of such Ship within three (3) months of the date of termination or cancellation of the earlier Approved Charter, then at any time after such three (3) month period has elapsed the Facility Agent may upon notice to the Borrower declare that the Commitment of each Bank with respect to the amount which is equal to the Relevant Fraction of the Loan shall be reduced to zero and the Borrower shall be obliged to cancel the Loan by such amount (or, if less, the principal amount of the Loan then outstanding) on the date specified in the Facility Agent’s notice and on such date the Borrower shall forthwith pay such amount as it is required to pay in accordance with clause 4.9.2.

4.9                      Other reductions of Available Facility Amount

4.9.1             If the Available Facility Amount is reduced or cancelled pursuant to any provision of this Agreement other than pursuant to clauses 4.2, 4.7 and 12.1, each Bank’s Commitments shall be reduced by the amount equal to the proportion of the amount by which the Available Facility Amount is to be so reduced on the relevant Unscheduled Reduction Date, which its Commitment bears to the Total Commitments on that date.

4.9.2             If, on any Unscheduled Reduction Date on which any reduction or cancellation of the Available Facility Amount under clause 4.9.1 is to take place, the aggregate amount of any outstanding Advances (and after any repayment of any Advance whose Term expires on such date) exceeds the Available Facility Amount as reduced on such Unscheduled Reduction Date pursuant to the relevant provision of this Agreement, the Borrower shall prepay (in accordance with clause 4.10) such part of such outstanding Advances as is equal to such excess. Any such prepayment shall be applied in or towards payment, on a pro rata basis, of the sums owing under each outstanding Advance.

4.9.3             If the Commitments are reduced or cancelled pursuant to any provision of this Agreement other than clause 4.2, the Facility Agent shall then promptly determine the relevant Commitment amounts specified in Schedule 1, the scheduled reduction amounts for the purposes of clause 4.2 (as reduced by the relevant provisions of this Agreement and for the purposes of clause 4.2, such scheduled reduction amounts shall be reduced on a pro-rata basis) and any variations to the definition of Relevant Fraction and deliver a substitute Schedule 1 and clause 4.2 specifying those amounts as so reduced and/or variations to the definition of Relevant Fraction (including Schedule 8) to the Borrower and the Banks.  Such substitute Schedule 1, clause 4.2 and/or variations to the definition of Relevant Fraction (including Schedule 8) shall (until any further Schedule 1, clause 4.2 and/or variations to the definition of Relevant Fraction (including Schedule 8) is delivered by the Facility Agent pursuant to this clause) then constitute Schedule 1, clause 4.2 and/or the definition of Relevant Fraction (including Schedule 8) for the purposes of this Agreement and shall, in the absence of manifest error, be binding upon the parties.

4.10                Amounts payable on prepayment

4.10.1       Any prepayment in respect of a cancellation and reduction of the Available Facility Amount pursuant to any provision of this Agreement shall be made on the date of such cancellation and reduction of the Available Facility Amount together with:

4.10.2       accrued interest on the amount to be prepaid to the date of such prepayment (calculated in respect of any period during which the relevant Substitute Basis has applied by virtue of clause 3.7.3, at a rate per annum equal to the aggregate of (a) the Margin and (b) the cost (including any Additional Cost) to such Bank of funding its Contribution for such period);

4.10.3       any additional amounts payable under clauses 6.7 and 12.2; and

4.10.4       all other sums payable by the Borrower to the relevant Bank under this Agreement or any of the other Security Documents including, without limitation any amounts payable under clause 11.

4.11                Prepayment of Earnings on default

If an Event of Default occurs and is continuing the Borrower shall be obliged to pay all Earnings (not required for payment of scheduled amounts of principal and interest under this Agreement or Operating Costs) to the Facility Agent for application towards cancellation and reduction of the Loan (which the Facility Agent shall do at the end of each Interest Period) in accordance with clause 4.9.

5                              Fees commission and expenses

5.1                     Fees and commissions

The Borrower shall pay to the Facility Agent:

5.1.1                               Participation fee

on the date of this Agreement, for the account of the Facility Agent (for distribution amongst the Banks, at the discretion of the Lead Arrangers), a non-refundable participation fee in an amount equal to zero point fifty five per cent (0.55%) of the Total Commitments as of the date hereof;

5.1.2                               Commitment commission

for the account of each Bank, on the date falling three (3) months after the date of this Agreement and on each of the dates falling at three (3) monthly intervals thereafter up to and including the Latest Drawdown Date, a commitment fee in arrears computed from 31 March 2008 at the rate of thirty five per cent (35%) of the Margin per annum on the daily undrawn and uncancelled amount of the Commitments of such Bank; and

5.1.3                               Agency fee

on the date of this Agreement and on each anniversary of such date until no moneys are owing under the Security Documents and the Borrower is no longer under any obligation, actual or contingent, under this Agreement, for the account of the Facility Agent, an agency fee of an amount agreed between the Borrower and the Facility Agent in a separate letter.

5.2                      Expenses

5.2.1             The Borrower shall pay to the Facility Agent and/or the Security Agent (as the case may be) on a full indemnity basis on demand all reasonable expenses (including legal, printing and out-of-pocket expenses) incurred:

(a)              by any of the Creditors in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents, the syndication of the Loan (including, without limitation, preparation of any information memoranda) and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

(b)             any of the Creditors in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents or otherwise in respect of the moneys owing under any of the Security Documents

(c)              together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred, to the date of payment (as well after as before judgment).

5.3                      Value added tax

All fees, commissions and expenses payable pursuant to this clause 5 shall be paid together with an amount equal to any value added tax payable by any Creditor in respect of such fees and expenses. Any value added tax chargeable in respect of any services supplied by any Creditor under this Agreement shall, on delivery of a value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4                      Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any duties or Taxes payable by the Creditors) imposed on or in connection with any of the Security Documents and shall indemnify any Creditor against any loss, liability or cost which such Creditor determines will be or has been (directly or indirectly) suffered for or on account of Tax by such Creditor in respect of a Security Document (save for Tax on such Creditor’s net income) or otherwise arising by reason of any delay or omission by the Borrower to pay such duties or taxes.  The relevant Creditor shall provide to the Borrower reasonable evidence in respect of its liability to meet such duties or Taxes.

6                              Payments and taxes; accounts and calculations

6.1                      No set-off or counterclaim; distribution to the Banks

The Borrower acknowledges that in performing their obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrower gross on the due date in order that the Banks are put in a position to perform their matching obligations to the relevant third parties.  Accordingly all payments to be made by the Borrower under any of the Security Documents shall, subject to the provisions of the Proceeds Deeds, be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.7, free and clear of any deductions or withholdings, in Dollars (except for costs, charges or expenses which shall, at the request of the Facility Agent, be payable in the currency in which they are incurred) on the due date to the account of the Facility Agent at such bank as the Facility Agent may from time to time specify for this purpose.  Save where this Agreement specifically provides for a payment to be made for the account of a particular Bank (including, without limitation, clauses 3.1, 4.7, 5.2, 6.7, 11.1, 11.2, 11.3, 12.1 and 12.2) in which case the Facility Agent shall distribute the relevant payment to the Bank concerned, payments to be made by the Borrower under this Agreement shall be for the account of all the Banks and the Facility Agent shall forthwith distribute such payments in like funds as are received by the Facility Agent to the Banks rateably in accordance with their Commitments or Contributions, as the case may be.

6.2                      Payments by the Banks

All sums to be advanced by the Banks to the Borrower under this Agreement shall be remitted in Dollars on the relevant Drawdown Date to the account of the Facility Agent at such bank as the Facility Agent may have notified to the Banks and shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the account specified in the relevant Drawdown Notice.

6.3                      Facility Agent may assume receipt

Where any sum is to be paid under any of the Security Documents to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and the Facility Agent may (but shall not be obliged to) make such sum available to the person so entitled.  If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent and/or person to whom such sum was made available by the Facility Agent for any and all loss or expense which the Facility Agent or such person may sustain or incur as a consequence of such sum not having been paid on its due date.

6.4                      Non-Banking Days

When any payment under any of the Security Documents would otherwise be due, or any Repayment Date would otherwise fall, on a day which is not a Banking Day, the due date for payment or (as the case may be) such Repayment Date shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made, or (as the case may be) such Repayment Date shall fall, on the immediately preceding Banking Day.

6.5                      Calculations

All interest, commissions, fees and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.6                      Certificates conclusive

Any certificate or determination of the Facility Agent or any Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate or determination by the Facility Agent) on the Banks.

6.7                      Grossing-up for Taxes

If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor (or if the Facility Agent is required to make any deduction or withholding from a payment to another Creditor, the sum due from the Borrower in respect of such payment shall, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Creditor against any losses or costs incurred by such Creditor by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrower shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.8                      Grossing-up for Taxes - Banks

If at any time any Bank is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Facility Agent or the Security Agent, the sum due from such Bank in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Facility Agent and the Security Agent receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Bank shall indemnify the Facility Agent and the Security Agent against any losses or costs incurred by either of them by reason of any failure of such Bank to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.9                      Bank accounts

Each Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  The Facility Agent shall maintain a control account showing each Advance and the Loan and other sums owing to the Facility Agent, the Security Agent, the Banks and the Swap Banks under the Master Swap Agreements and the Security Documents and all payments in respect thereof made from time to time.  The control account shall, in the absence of manifest error, be prima facie evidence as to the amount from time to time owing to the Facility Agent, the Security Agent, the Banks and the Swap Banks under the Master Swap Agreements and the Security Documents.

6.10                Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Facility Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Facility Agent, the Security Agent, the Banks and the Swap Banks under the Master Swap Agreements or any of the Security Documents, the Facility Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Master Swap Agreements and the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.10.1                           firstly, in or towards payment, on a pro-rata basis, of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under any of the Security Documents;

6.10.2                           secondly, in or towards payment to the Facility Agent, of any proportion of the agency fee payable under clause 5.1.3 which shall have become due but remains unpaid;

6.10.3                           thirdly, in or towards payment to the Banks, on a pro-rata basis, of any accrued interest which shall have become due under the Agreement but remains unpaid;

6.10.4                           fourthly, in or towards payment to the Banks, on a pro-rata basis, of any principal which shall have become due under this Agreement but remains unpaid;

6.10.5                           fifthly, in or towards payment of any other sum which shall have become due under this Agreement but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis); and

6.10.6                           sixthly, in or towards payment to the Swap Banks, on a pro-rata basis, of any amounts which shall have become due under the Master Swap Agreements but remain unpaid.

The order of application set out in this clause 6.10.1 to 6.10.6 may be varied by the Facility Agent if all the Banks so direct.

6.11                Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in clause 6.7 from any payment by the Borrower, any Creditor shall receive or be granted a credit against or remission for any Taxes payable by it, that Creditor shall, subject to the Borrower having made any increased payment in accordance with clause 6.7 and to the extent that the relevant Creditor can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of any Creditor to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as that Creditor shall in its absolute discretion certify to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid.  Such reimbursement shall be made forthwith upon the relevant Creditor certifying that the amount of such credit or remission has been received by it.  Nothing contained in this Agreement shall oblige any Creditor to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.  Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.11, be entitled to enquire about any Creditor’s tax affairs.

7                              Representations and warranties

7.1                     Representations and warranties

The Borrower represents and warrants to each of the Creditors that:

7.1.1                               Due incorporation and formation

each of the Security Parties is duly incorporated or (in the case of the Borrower) formed and validly existing under the laws of its country of incorporation or (in the case of the Borrower) formation as a limited liability company or (in the case of the Borrower) partnership and has power to carry on its business as it is now being conducted and to own its property and other assets;

7.1.2                               Corporate power

the Borrower has power to borrow the Loan and each of the Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Transaction Documents to which it is or is to be a party; all necessary corporate, member and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Security Party to borrow will be exceeded as a result of the obligations of such Security Party under the Security Documents;

7.1.3                               Binding obligations

the Security Documents constitute or will, when executed, constitute valid, legally binding and enforceable obligations of the relevant Security Parties;

7.1.4                               No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the relevant Transaction Documents and the Security Documents by the relevant Security Parties will not:

(a)              contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party is subject;

(b)             conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party is a party or is subject or by which it or any of its property is bound;

(c)              contravene or conflict with any provision of the constitutional documents of any Security Party; or

(d)             result in the creation or imposition of or oblige any Security Party or any other member of the Golar LNG Partners Group to create any Encumbrance (other than a Permitted

Encumbrance) on any of the undertakings, assets, rights or revenues of any Security Party or any other member of the Golar LNG Partners Group;

7.1.5                               No filings required

save for the registration of the Mortgage Transfers with the relevant Registry under the laws of the relevant Flag State, the registration or presentation of particulars of charge of any of the Security Documents in England with the relevant Registrar of Companies, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Transaction Documents and each of the Transaction Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction except that for enforcement of any such document in a court of competent jurisdiction in Liberia, a stamp must be affixed to such document prior to its presentation to the court;

7.1.6                               Choice of law

the choice of English law to govern the Transaction Documents, the Security Documents and the submissions therein by the Security Parties to the non-exclusive jurisdiction of the English courts are valid and binding;

7.1.7                               No immunity

no Security Party nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.8                               Lessees/Bareboat Charterer

after the first Drawdown Date each of the Lessees and the Bareboat Charterer is a wholly-owned, direct or indirect, Subsidiary of the Borrower;

7.1.9                               No default in respect of other Indebtedness

no Security Party nor any other member of the Golar LNG Partners Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound or is liable for Borrowed Money or Swap Liabilities save as are permitted by clause 8.2.8;

7.1.10                         Information

the information and reports furnished by any Security Party to the Facility Agent, the Lead Arrangers, the Security Agent or the Banks in connection with the negotiation and preparation of the Security Documents was, to the best of such Security Party’s and the Borrower’s knowledge and belief fair and accurate in all material respects when given (or, in the case of any projections, was based on reasonable assumptions) subject to any qualifications given in writing at the time of giving such information or contained within such information and there are no other facts the omission of which would have made any fact or statement therein misleading in any material respect;

7.1.11                         Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent:

(a)              to the best of the Borrower’s knowledge and belief after due enquiry, all members of the Golar LNG Partners Group have complied in all respects with the provisions of all applicable Environmental Laws;

(b)             to the best of the Borrower’s knowledge and belief after due enquiry, all members of the Golar LNG Partners Group have obtained all Environmental Approvals and are in compliance in all respects with all such applicable Environmental Approvals; and

(c)              no member of the Golar LNG Partners Group has received any notice of any Environmental Claim against any member of the Golar LNG Partners Group, or any Ship;

7.1.12                         No Environmental Claims

except as may already have been disclosed by the Borrower prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent, there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief after due enquiry, threatened against any member of the Golar LNG Partners Group, or any Ship;

7.1.13                         No Environmental Incidents

except as may already have been disclosed by the Borrower prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent, to the best of the Borrower’s knowledge and belief after due enquiry there has been no emission, spill, release or discharge of a Pollutant from any Ship;

7.1.14                         No other Environmental problems

except as may have already been disclosed by the Borrower prior to the date of this Agreement in writing to and acknowledged in writing by, the Facility Agent, to the best of the knowledge and belief of the Borrower and its directors and other officers (having made due enquiry) there are no circumstances arising from any breach of Environmental Laws or which may give rise to an Environmental Claim which constitutes, or may give rise to, the Event of Default specified in clause 10.1.26;

7.1.15                         Copies true and complete

the copies of the Transaction Documents delivered or to be delivered to the Facility Agent pursuant to clause 9 are, or will when delivered be, true and complete copies of such documents; each of such documents will when delivered constitute valid, binding and enforceable obligations of the Security Parties and any other members of the Golar LNG Partners Group who are parties thereto and there will have been no amendments or variations thereof or defaults thereunder;

7.1.16                         Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party (and considered by the Facility Agent, in its absolute discretion, to be material) to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents and each of the Security Documents or the performance by any Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any condition or restriction (if any) imposed in, or in connection with, any of the same and except as disclosed in writing by the Borrower to the Facility Agent prior to the date of this Agreement;

7.1.17                         Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;

7.1.18                         No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Transaction Documents or the Security Documents;

7.1.19                         Taxes

no stamp or other documentation Taxes are imposed on or by virtue of the execution or delivery by any Security Party of the Transaction Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents and each Security Party is fully in compliance with its obligations with respect to Taxes;

7.1.20                         No Default

no Default has occurred and is continuing;

7.1.21                         Ships

each Ship will on the first Drawdown Date be:

(a)              in the absolute ownership of the relevant Lessor free and clear of all Encumbrances (other than Permitted Encumbrances) who will on such Drawdown Date be the sole, legal and beneficial owner of such Ship;

(b)             registered in the name of the relevant Lessor through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)              operationally seaworthy and in every way fit for service;

(d)             classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;

(e)              managed by an Approved Manager under an Approved Management Agreement; and

(f)                continuing in the service of the relevant Approved Charterer under its Approved Charter (if any);

7.1.22                         Compliance with Approved Charters

each Lessee or, as the case may be, the Bareboat Charterer has complied in all material respects with the provisions of the relevant Approved Charter;

7.1.23                         Compliance

each Lessee or, as the case may be, the Bareboat Charterer and Approved Manager has complied at all material times in all material respects with the ISM Code and to the extent applicable, the ISPS Code;

7.1.24                         No litigation

no litigation, investigation (to the knowledge of the officers of the Borrower), arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the

Borrower, threatened against any Security Party or any other member of the Golar LNG Partners Group which could have a material adverse effect on the business, assets or financial condition of any Security Party;

7.1.25                         Ship’s employment

other than pursuant to the Approved Charters, no Ship is nor will on or before the first Drawdown Date be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of this Agreement would have required the consent of the Security Agent under this Agreement and there is no agreement or arrangement whereby the Earnings of any Ship after the date of this Agreement may be shared with any other person;

7.1.26                         Freedom from Encumbrances

none of the Ships nor their respective Earnings, Insurances or Requisition Compensation nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be on the first Drawdown Date subject to any Encumbrance other than Permitted Encumbrances;

7.1.27                         No material adverse change

there has been no material adverse change in the business, financial condition or operations of the Lessees and the Bareboat Charterer from that disclosed in the Borrower’s draft annual financial statements submitted to the Lead Arrangers for the period up to 31 December 2007;

7.1.28                         Financial statements

the pro-forma financial statements presented in the Borrower’s draft financial report submitted to the Lead Arrangers in October 2007 have been prepared in accordance with the Relevant GAAP (and the arrangements contemplated by the Lease Agreements and arrangements relating thereto are not in breach of the Relevant GAAP) which have been consistently applied and present fairly and accurately the financial position of each Lessee and the Bareboat Charterer as at such date and the results of the operations of the Lessees and the Bareboat Charterer, for the nine (9) months ended on such date and, as at such date, neither Lessee nor the Bareboat Charterer had any liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements and, in respect of any contingent liabilities (whether or not material), with a description of the basis for the liability and an explanation of why the liability is not deemed to be material; and

7.1.29                         Solvency

the Borrower and each Guarantor is Solvent and will continue to be Solvent at and after the first Drawdown Date.

7.1.30                         Ownership

the Sponsor legally and beneficially owns at least 50% of the shares or other ownership interests in the Borrower.

7.2                      Repetition of representations and warranties

On and as of the first Drawdown Date, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1 as if made with reference to the facts and circumstances existing on such day.  On and as of each subsequent Drawdown Date and on each Rollover Date, the Borrower shall be deemed to repeat the representations and warranties in clauses 7.1.3 and 7.1.4 as if made with reference to the facts and circumstances existing on such day.

7.3                      Warranty as to future financial statements

On and as of each Rollover Date, the Borrower shall be deemed to represent and warrant to each of the Creditors that the then latest Annual Financial Statements then delivered to the Facility Agent (if any) have been prepared in accordance with the Relevant GAAP and present fairly and accurately the financial positions of the Borrower, the Lessees, the Bareboat Charterer and the consolidated financial positions of the Golar LNG Partners Group, respectively as at the end of the financial period to which the same relate and the results of the operations of the Borrower, the Lessees, the Bareboat Charterer and the consolidated results of the operations of the Golar LNG Partners Group, respectively for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower, the Lessees, the Bareboat Charterer nor the Golar LNG Partners Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8                              Undertakings

8.1                     General

The Borrower undertakes with each of the Creditors that throughout the Security Period it will:

8.1.1                               Notice of Default

promptly inform the Facility Agent of any occurrence of which it becomes aware which in the Borrower’s reasonable opinion might materially and adversely affect the ability of any Security Party to perform their obligations under the Master Swap Agreements or any of the Security Documents and, without limiting the generality of the foregoing, will inform the Facility Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2                               Consents and licences

without prejudice to clauses 7 and 8.5, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3                               Use of proceeds

use each Advance exclusively for the purposes specified in clauses 1.1 and 2.7;

8.1.4                               Pari passu

ensure that its obligations under this Agreement and the Master Swap Agreements shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5                               Financial statements, budgets, cashflows and certificates

(a)              Accounts

prepare Annual Financial Statements in accordance with the Relevant GAAP consistently applied in respect of each financial year and cause the same to be reported on by the Auditors and prepare Quarterly Financial Statements on the same basis as the Annual Financial Statements and deliver sufficient copies of the same to the Facility

Agent for distribution to the Banks as soon as practicable but not later than one hundred and eighty (180) days (in the case of Annual Financial Statements) or sixty (60) days (in the case of Quarterly Financial Statements) (or, in any such case, such longer period as may be agreed in writing by the Facility Agent) after the end of the financial period to which they relate;

(b)             Cashflow projections etc.

deliver to the Facility Agent, for distribution to the Banks sufficient copies of the following documents:

(i)                           not later than ninety (90) days after the end of each financial year, a cash flow projection for the Golar LNG Partners Group (prepared on a consolidated basis) for the next twenty-four (24) months; and

(ii)                        Certificate of compliance with clause 8.4

at the same time as the Borrower delivers to the Facility Agent, pursuant to clause 8.1.5(a), copies of the Annual Financial Statements or Quarterly Financial Statements (as the case may be) the Borrower shall provide a statement signed by the Chief Financial Officer or another senior officer of the Borrower (in substantially the form set out in Schedule 7) confirming:

(A)                    the respective amounts of:

1)                           Free Liquid Assets

2)                           Annualised EBITDA and Net Debt

3)                           Consolidated Debt Service

4)                           Consolidated Net Worth

in respect of or, as the case may be, as at the end of the financial period expiring on the date as at and for which the relevant financial statements were prepared (or, in the case of Annualised EBITDA until paragraph (b) of the definition of “Annualised EBITDA” applies, calculated by reference to the three (3) month period expiring on such date) and that such amounts were calculated in accordance with this Agreement and Relevant GAAP;

(B)                      that such Annual Financial Statements or Quarterly Financial Statements were prepared in accordance with the Relevant GAAP;

(C)                      that as at the date to which the relevant financial statements are made up, the Borrower was in compliance with the covenants and undertakings set out in clause 8.4 (or, if it was not in such compliance, indicating the extent of the breach and the steps intended to be taken to remedy the same); and

(D)                     that, as at the date not more than seven (7) days prior to the delivery of the certificate, no Event of Default has occurred and is continuing (or, if such is not the case, specifying the same);

8.1.6                               Delivery of reports

deliver to the Facility Agent, for distribution to the Banks, sufficient copies for all the Banks of, in each case at the time of issue thereof every report, circular, notice or other document issued by any member of the Golar LNG Partners Group to its creditors or shareholders generally;

8.1.7                               Provision of further information

provide the Facility Agent with such financial and other information concerning, and access to the books and records of, the Security Parties, other members of the Golar LNG Partners Group and their respective affairs as the Facility Agent or any Bank (acting through the Facility Agent) may from time to time reasonably require;

8.1.8                               Tax filings and payment of Taxes

file or cause to be filed all tax returns required to be filed in all jurisdictions in which it and any other members of the Golar LNG Partners Group are situated or carry on business or are otherwise subject to Taxation and pay all Taxes shown to be due and payable on such returns or any assessments made against it (other than those being contested in good faith where such payment may be lawfully withheld) and adequate reserves have been made for such payment should it be found to be payable;

8.1.9                               Legal proceedings

upon becoming aware that the same may be threatened or pending and in any case immediately after the commencement thereof give to the Facility Agent notice in writing of any litigation or arbitration or administrative proceedings or any dispute affecting the Borrower or any other members of the Golar LNG Partners Group, any of their respective assets, rights or revenues which if determined against it might materially and adversely affect the ability of the Borrower duly to perform and observe its obligations under any of the Security Documents;

8.1.10                         Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be assumed by it under the Master Swap Agreements and the Security Documents;

8.1.11                         Insurance

insure and keep insured all its properties and assets with underwriters or insurance companies of repute to such extent and against such risks as prudent companies engaged in businesses similar to its own are normally insured;

8.1.12                         Compliance with laws and regulations

comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business;

8.1.13                         Know your customer information

deliver to the Facility Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity, and knowledge of its customers and the compliance by the Facility Agent with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Facility Agent’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.14                         Ownership of Golar Mazo

(a) at all times ensure that the Golar Mazo remains legally and beneficially owned by Faraway and (b) at all times after the first Drawdown Date own shares conferring, directly or indirectly, in aggregate no less than sixty per cent (60%) of the total voting rights conferred by all the shares in the equity share capital of Faraway (being the registered owner of the Golar Mazo) for the time being in issue;

8.1.15                         Golar Winter

if the IPO is completed, ensure that the Golar Winter is added to the fleet of ships owned directly or indirectly, and legally or beneficially, by any member of the Golar LNG Partners Group in accordance with the Borrower’s obligations under the documents relating to the IPO (being the F1 documents and the partnership agreement in respect of the Borrower);

8.1.16                         Golar Mazo dividends

ensure, to the full extent of its ability, that dividends in connection with the Earnings of the Golar Mazo which are distributed by Faraway, are paid onwards into the Earnings Accounts or otherwise to the Borrower;

8.1.17                         Interest rate hedging

enter into derivative transactions to protect against or benefit from the fluctuation in the interest rate payable under clause 3.1 in respect of any part of the Loan equal to not less than ninety three million Dollars ($93,000,000) during the whole period between the first Drawdown Date and the date falling five (5) years thereafter; and

8.1.18                         Stock Exchange listing

procure that the shares in the equity share capital of the Sponsor (at all times) and of the Borrower (at all times after the IPO has taken place) shall be and remain listed on a recognised stock exchange acceptable to the Majority Banks.

8.2                     Negative undertakings concerning the Borrower and the Golar LNG Partners Group

The Borrower undertakes with each of the Creditors that throughout the Security Period it will not (except in the case of clauses 8.2.17 and 8.2.11), and will procure that none of the Lessees or the Bareboat Charterer or any of the Golar Mazo Entities will, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks):

8.2.1                               No merger

merge or consolidate with any other person;

8.2.2                               Capital expenditure

in the case of the Borrower, incur or make any capital expenditure at any time after an Event of Default has occurred and is continuing or in the case of the Lessees or the Bareboat Charterer incur or make any capital expenditure, except for capital expenditure in upgrading a Ship to meet the requirements of a third party charterer or on upgrading or improving any Ship for other operational purposes provided that such expenditure on any Ship does not in any period of twelve (12) consecutive months exceed ten million Dollars ($10,000,000);

8.2.3                               Equity Distributions

make or pay any Equity Distribution provided however that:

(a)              the Borrower may on any date pay or make any Equity Distribution if such Equity Distribution would not result in an Event of Default or if no Event of Default has occurred and is continuing;

(b)             any Subsidiary of the Borrower may make Equity Distributions to the Borrower or a wholly owned Subsidiary of the Borrower;

8.2.4                               Amendments to, and termination of, Approved Management Agreements agree to, or permit or suffer, any material amendment of, or material variation in the terms of, or cancel or rescind or otherwise terminate any Approved Management Agreement (and any related documents including, without limitation, the operation and services agreements for the Golar Spirit) save for a termination of the appointment of any Approved Manager provided that upon such termination a new Approved Manager has been appointed pursuant to an Approved Management Agreement on terms approved in writing by the Facility Agent (acting on the instructions of the Majority Banks) (such approval and instructions not to be unreasonably withheld);

8.2.5                               Other business

in the case of the Borrower, undertake any business other than, directly or indirectly, owning, operating and chartering liquefied natural gas carriers or related vessels and in the case of the Bareboat Charterer, undertake any business other than the chartering and operation of its Ship and in the case of the Lessees, undertake any business other than leasing the Ships from the Owners, chartering the Ships to the Bareboat Charterer (or an Approved Charterer, in the case of the Golar Spirit) and, in the case of the Golar Mazo Entities, acting as holding companies for Faraway;

8.2.6                               Acquisitions

in the case of the Borrower, acquire or own any further assets at any time after an Event of Default has occurred and is continuing and in the case of the Lessees, the Bareboat Charterer and the Golar Mazo Entities, acquire or own any further assets other than their rights arising under the Transaction Documents and other contracts entered into by or on behalf of the Lessees and the Bareboat Charterer in the ordinary course of their business of chartering and operating their respective Ship;

8.2.7                               Other obligations

in the case of the Borrower, incur or permit to exist any further obligations at any time after an Event of Default has occurred and is continuing and in the case of the Lessees, the Bareboat Charterer and the Golar Mazo Entities, incur or permit to exist any obligations except for obligations under the Transaction Documents (as defined hereunder and in each of the Proceeds Deeds) or the Security Documents or contracts entered into in the ordinary course of its business of operating and `chartering the Ships;

8.2.8                               No borrowing or swaps

incur or permit to exist:

(a)              any Borrowed Money of any member of the Golar LNG Partners Group except for:

(i)                           Borrowed Money pursuant to the Security Documents, the Lease Documents, the L/C Documents or in respect of the Golar Winter Financing or any financing in connection with the Golar Mazo disclosed and approved by the Facility Agent before the date of this Agreement; and

(ii)                        provided no Event of Default has occurred and is continuing Borrowed Money owing by a member of the Golar LNG Partners Group to another member of the Golar LNG Partners Group, provided that the proceeds of any Borrowed Money lent by the Borrower, the Lessees or the Bareboat Charterer to another member of the Golar LNG Partners Group shall not (unless approved by the Facility Agent) be used for the sole purpose of creating an account balance with a bank or financial institution (other than an Account Bank) which is not regularly applied in payment of expenditure by such member of the Golar LNG Partners Group in the ordinary course of its business;

(b)             after a Default has occurred but before an Event of Default has occurred which is continuing, any Swap Liabilities other than Eligible Swap Liabilities or Swap Liabilities which are entered into in the ordinary course of business;

(c)              after an Event of Default has occurred which is continuing, any Swap Liabilities other than Eligible Swap Liabilities.

8.2.9                               Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for:

(a)              Borrowed Money owing to the Creditors or the Lessors pursuant to the Security Documents or the Lease Agreements (respectively); or

(b)             Borrowed Money owing in respect of the Golar Winter Financing; or

(c)              provided no Event of Default has occurred and is continuing, Borrowed Money owing to any members of the Golar LNG Partners Group; or

(d)             unless otherwise provided in the Proceeds Deeds;

8.2.10                         Sureties

except pursuant to the Security Documents, the Lease Documents, the L/C Documents or in respect of the Golar Winter Financing, in the case of the Borrower at any time after an Event of Default has occurred and is continuing permit any of its Indebtedness to any person to be guaranteed by any person (other than the Borrower) and in the case of the Lessee, the Bareboat Charterer and the Golar Mazo Entities permit any of their Indebtedness to any person to be guaranteed by any person save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its vessel is entered, guarantees required to procure the release of such vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such vessel and guarantees required to obtain certificates of financial responsibility required for the lawful trading and operation of its vessel;

8.2.11                         Subsidiaries

form or acquire or permit to exist any Subsidiaries (save for the Borrower, which will promptly notify the Facility Agent of its formation or acquisition of any Subsidiary) and save for: (i) Oxbow in relation to its shareholding in Faraway, (ii) Golar Maritime in relation to its shareholding in Faraway and Aurora Management Inc., and (iii) the Lessee (in respect of the Golar Spirit) in respect of its shareholding in Golar Serviços de Operação de Embarcações Ltda;

8.2.12                         Encumbrances

permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues (including, but not limited to the Borrower’s rights against the Swap Banks under any Transactions and/or the Master Swap Agreements or all or part of the Borrower’s interest in any amounts payable to the Borrower by the Swap Banks under any Transaction and/or the Master Swap Agreements) to secure or prefer any present or future Indebtedness or other liability or any other obligation of any person save for Permitted Encumbrances and, for the purposes of this clause 8.2.12, the assets of the Borrower shall include, without limitation, the Golar LNG Partners Group’s interest in the Golar Mazo and the Golar Winter save that Encumbrances are permitted in relation to the Golar Winter if their sole purpose is to secure debt provided to finance no more than seventy per cent (70%) of the purchase price of Golar Winter (the “Golar Winter Financing”);

8.2.13                         Guarantees and counter indemnities

issue, or permit to remain outstanding, any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of, or in favour of, any person or issue, or permit to remain outstanding, any indemnity or other obligation to reimburse or secure to any other person in respect of any such guarantee, indemnity or Encumbrance issued or granted by such person in respect of obligations of any person except:

(a)              in the case of the Borrower, for any guarantees or indemnities whilst no Event of Default has occurred and is continuing; and

(b)             in the case of the Lessees, the Bareboat Charterer and the Golar Mazo Entities:

(i)                           pursuant to the Security Documents, the Transaction Documents or the Lease Agreements;

(ii)                        guarantees from the Golar Mazo Entities issued in connection with any financing in relation to the Golar Mazo disclosed and approved by the Facility Agent before the date of this Agreement;

(iii)                     guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a vessel which it owns or leases is entered; or

(iv)                    guarantees required to procure the release of such vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such a vessel;

8.2.14                         Loans

make or permit to be outstanding any loans or grant or permit to be outstanding any credit to any person or agree to do so other than:

(a)              loans permitted pursuant to clause 8.2.8(a)(i) and (b);

(b)             customary credit in the ordinary course of business; and

(c)              the deposit of funds with an Account Bank by crediting the same to an Earnings Account or (in the case of the Borrower) the deposit of funds to any bank or financial institution which is not restricted pursuant to clause 14.1.2(b);

8.2.15                         Disposals

sell, transfer, lend or otherwise dispose of:

(a)              the Borrower’s interest in the share capital of Faraway (once the Borrower has acquired the same on or after the first Drawdown Date) and its indirect majority ownership of the Golar Mazo or any assets secured by the Security Documents; or

(b)             all or a substantial part of its present or future undertaking, assets, rights or revenues to any person (other than to the Borrower or a wholly owned Subsidiary of the Borrower) unless the Borrower has previously notified the Facility Agent in writing and demonstrates to the satisfaction of the Majority Banks that such sale, transfer, loan or other disposal will be on arms length terms and for not less than open market value;

8.2.16                         Accounting reference date

change its annual accounting reference date from 31 December;

8.2.17                         Chartering-in

(save for the Borrower) charter-in or hire any vessel from any person;

8.2.18                         Sale and leaseback transactions

directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction (being for these purposes an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Subsidiary of the Borrower transfers such property to a person and leases it back from such person and accounted for as a Capitalised Lease Obligation); or

8.2.19                         Affiliates

enter into any transaction with any Affiliate save on an arm’s length basis.

8.3                     Ship covenants

The Borrower hereby covenants with each of the Creditors and undertakes throughout the Security Period that it and/or each Lessee and/or the Bareboat Charterer will:

8.3.1                               Insurance

(a)              Insured risks, amounts and terms

insure and keep each Ship insured free of cost and expense to the Security Agent and in the joint names of the relevant Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), the relevant Lessee and the Bareboat Charterer (but in the case of the insurances referred to in sub-paragraph (i) below, no other person, save with the prior written consent of the Security Agent and subject to such person having, if so required by the Security Agent and to the satisfaction of the Security Agent, executed a first priority assignment in favour of the Security Agent of such person’s interest in the Insurances of such Ship on similar terms to the assignment by the relevant Lessee in the Three Party Deed, or, as the case may be, the General Assignment) or, if so required by the Security Agent, in the joint names of the relevant Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), the relevant Lessee, the Bareboat Charterer and the Security Agent, the Facility Agent and/or the Banks (but without liability on the part of the Security Agent, the Facility Agent and/or the Banks for premiums or calls):

(i)                           against hull and machinery, fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than the higher of (1) one hundred and twenty per cent. (120%) of the Relevant Insured Amount for such Ship and (2) its market value from time to time prior to the commencement of the period of the relevant policy) and upon such terms as shall from time to time be approved in writing by the Security Agent;

(ii)                        against protection and indemnity risks (including pollution risks for a minimum amount of one billion Dollars ($1,000,000,000) or such higher or lower maximum amount of cover against pollution risks as shall at any time be available by entry of the relevant Ship with, and/or arrangement by, and/or under any cover arranged by, or through either a protection and indemnity association which is a member of the “International Group” of protection and indemnity associations (or any successor organisation designated by the Security Agent for this purpose) or, if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks, or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Ship with its protection and indemnity association, the maximum aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association provided that, if the Ship in question has ceased trading or is in lay up (and its cargo fully discharged) and in either case has discharged all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purpose) for ships of the same type, size, age and flag as the relevant Ship) for the full value and tonnage of such Ship (as approved in writing by the Security Agent) and upon such terms as shall from time to time be approved in writing by the Security Agent; and

(iii)                     in respect of any Ship which is not at the relevant time chartered by demise (which shall not, for this purpose, include chartering pursuant to the Bareboat Charter), against loss of hire in such amounts (but in any event not less than the rate of charterhire payable under the relevant charter for such Ship) and upon such terms as shall from time to time be approved in writing by the Security Agent;

and pay the Security Agent the cost (as conclusively certified by the Security Agent) of:

(A)                    mortgagees’ interest insurance which the Security Agent may from time to time effect in respect of any Ship or all of the Ships upon such terms and in such amount (not exceeding an amount equal to one hundred and twenty per cent. (120%) of the Relevant Insured Amount for such Ship or (as the case may be where all of the Ships are so insured under one policy) one hundred and twenty per cent. (120%) of the Loan prior to the commencement of the period of the relevant policy) as the Security Agent acting on the instructions of the Majority Banks shall deem desirable;

(B)                      any other insurance cover which the Security Agent may from time to time effect in respect of any Ship and/or in respect of the interest of any or all of the Creditors in relation to such Ship or potential third party liability of any or all of the Creditors in relation to such Ship as the Security Agent shall reasonably deem desirable having regard to (x) any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 8.3.1(a) and are not customarily applicable on the date of this Agreement and/or (y) any change in the practice of leading banks providing loans to finance ships which carry Pollutants as to the insurances which they require to be taken out to protect their security interests in such ships and/or their liability to third parties as a consequence of financing such ships and/or taking a security interest in such ships and/or (z) changes of applicable laws (or the judicial or official interpretation thereof) concerning the priority of Environmental Claims as against ship mortgages and/or the liability of mortgagees and lenders in relation to Environmental Claims;

(b)             Approved brokers, insurers and associations

effect the insurances aforesaid in Dollars or such other currency as the Security Agent may approve and through the Approved Brokers (if any) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Security Agent; provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of any Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Security Agent;

(c)              Fleet liens, set-off and cancellation

if any of the insurances referred to in 8.3.1(a)(i) form part of a fleet cover, procure that the Approved Brokers shall (if so required by the Security Agent) undertake to the Security Agent that they shall neither set off against any claims in respect of any Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each Ship if and when so requested by the Security Agent;

(d)             Payment of premiums and calls

punctually pay all premiums, calls, contributions or other sums payable in respect of all such insurances and produce copies of all relevant receipts or other evidence of payment when so required by the Security Agent;

(e)              Renewal

at least fourteen (14) days (or such shorter period as the Security Agent may from time to time agree) before the relevant policies, contracts or entries expire, notify the Security Agent of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the relevant Lessee, the Bareboat Charterer or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Security Agent pursuant to this clause 8.3.1(e), procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity  associations at least ten (10) days (or such shorter period as the Security Agent may from time to time agree) before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity associations will at least seven (7) days before such expiry (or within such shorter period as the Security Agent may from time to time agree) confirm in writing to the Security Agent as and when such renewals have been effected in accordance with the instructions so given;

(f)                Guarantees

arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)             Hull policy documents, notices, loss payable clauses and brokers’ undertakings deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 8.3.1(a)(i) as are effected through the Approved Brokers and procure that the interest of the Security Agent, the Facility Agent and the Banks shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a Notice of Assignment of Insurances (signed by the relevant Lessor, the relevant Lessee, the Bareboat Charterer and by any other assured who shall have assigned its interest in the Insurances to the Security Agent) and that the Security Agent shall be furnished with pro forma copies thereof and, unless the insurances are placed, to the satisfaction of the Security Agent, upon the terms of the Norwegian Marine Insurance Plan of 1996 as amended, a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Security Agent;

(h)             Associations’ loss payable clauses, undertakings and certificates procure that any protection and indemnity and/or war risks associations in which any Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Security Agent with a copy of such certificate of entry or policy and, unless the insurances are placed, to the satisfaction of the Security Agent, upon the terms of the Norwegian Marine Insurance

Plan of 1996 as amended, a letter or letters of undertaking in such form as shall from time to time be required by the Security Agent;

(i)                 Extent of cover and exclusions

take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Security Agent has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Security Agent;

(j)                 Independent report

if so requested by the Security Agent where there has, in the reasonable opinion of the Security Agent, been a significant change in circumstances or the insurance arrangements or the status of any insurer or association which may, in the reasonable opinion of the Security Agent, affect the interests of the Banks, but at the cost of the Borrower, furnish the Security Agent from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Security Agent dealing with the insurances maintained on any Ship and stating the opinion of such firm as to the adequacy thereof;

(k)              Collection of claims

do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(l)                 Employment of Ships

not employ any Ship or suffer such Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(m)           Application of recoveries

apply all sums receivable under the Insurances which are paid to the Borrower and/or the relevant Lessee and/or the Bareboat Charterer in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

(n)             Further insurance assignments

unless the relevant Ship is insured against the risks referred to in clause 8.3.1(a)(i) upon the terms of the Norwegian Insurance Plan of 1996 as amended, not permit the insurances referred to in such clause to be effected in the name of any person (other than the Security Agent and/or the other Creditors) unless such person has to the satisfaction of the Security Agent executed a first priority assignment in favour of the Security Agent of such person’s interest in the Insurances of such Ship on similar terms (mutatis mutandis) to the assignment by the relevant Lessee and the Bareboat Charterer in the Three Party Deed, or, as the case may be, the General Assignment;

8.3.2                                 Ship’s name and registration

(a)              not change the name of any Ship without first notifying the Facility Agent;

(b)             keep each Ship registered under the laws of its Flag State at the relevant Port of Registry;

(c)              not do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or which could or might result in a Ship being required to be registered otherwise than under the laws of its Flag State at the relevant Port of Registry;

(d)             not register any Ship or permit its registration under any other flag or at any other port without the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks) such consent not to be unreasonably withheld;

(e)              if the said registration of a Ship is for a limited period, renew the registration of such Ship at least forty-five (45) days prior to the expiry of such registration and provide evidence of such renewal to the Facility Agent at least thirty (30) days prior to such expiry;

8.3.3                               Repair

keep each Ship and its equipment, outfit and appurtenances tight, staunch, strong, in good condition and in all respects seaworthy and fit for its intended service and in a good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of such Ship;

8.3.4                               Modification; removal of parts; equipment owned by third parties not without the prior written consent of the Security Agent or suffer any other person to:

(a)              make any modification to any Ship in consequence of which its structure, type or performance characteristics could or might be materially altered or its value materially reduced; or

(b)             remove any material part of any Ship or any equipment the value of which is such that its removal from such Ship would materially reduce the value of such Ship without replacing the same with equivalent parts or equipment which are owned by the relevant Lessor free from Encumbrances (other than Permitted Encumbrances); or

(c)              install on any Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of such Ship;

8.3.5                               Maintenance of class; compliance with regulations

at all times and without cost or expense to any Creditor comply with and ensure that each Ship at all times complies with the provisions of all regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Port of Registry or otherwise applicable to such Ship and keep such Ship, or cause such Ship to be kept, in such condition as will entitle it to maintain the relevant Classification as the class of such Ship free of any material overdue recommendations and to deliver annually to the Facility Agent a certificate from the Classification Society showing such Classification to be maintained;

8.3.6                               Surveys

submit each Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes and, if so requested by the Facility Agent or if the survey report relates to or recommends or requires repairs and/or other work the cost of which will or may exceed the Casualty Amount, supply to the Facility Agent copies of all survey reports issued in respect thereof;

8.3.7                               Inspection

ensure that the Facility Agent, by surveyors or other persons appointed by it for such purpose, may board any Ship at all reasonable times without interfering with the operation of such Ship for the purpose of inspecting it and to afford all proper facilities for such inspections and for this purpose to give to the Facility Agent reasonable advance notice of any intended drydocking of any Ship (whether for the purpose of classification, survey or otherwise) (provided that any such surveyor or other person shall undertake confidentiality with respect to disclosure of the results of such inspection to any third parties other than the Creditors and their advisers) provided that unless an Event of Default shall have occurred and be continuing, such inspections shall be limited to one such inspection per Ship per year;

8.3.8                               Prevention of and release from arrest

promptly in accordance with good ship owning practice pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, each Ship, its Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against any Ship, its Earnings or Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of any Ship in exercise or purported exercise of any such lien or claim as aforesaid, procure the release of such Ship, its Earnings and Insurances from such arrest, detention attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon, or in any event within ten (10) Banking Days after, receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

8.3.9                               Employment

not employ any Ship or permit its employment in any manner, trade or business which is forbidden by international law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render its liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not employ any Ship or permit its employment in carrying any contraband goods, or enter or trade to or to continue to trade in any zone which has been declared a war zone by any Government Entity or by the relevant Ship’s war risks insurers unless the prior written consent of the Facility Agent is obtained (such consent not to be unreasonably withheld or delayed) and such special insurance cover as the Facility Agent may require shall have been effected by the Bareboat Charterer at its expense;

8.3.10                         Information

promptly furnish the Facility Agent with all such information as it may from time to time reasonably require regarding each Ship, its Insurances, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for its employment entered into by the relevant Lessee or, as the case may be, the Bareboat Charterer, or otherwise howsoever concerning such Ship;

8.3.11                         Notification of certain events

notify the Facility Agent forthwith by telefax or other means of telecommunication in permanent written form thereafter confirmed by letter of:

(a)              any damage to any Ship requiring repairs the cost of which will or might exceed its Casualty Amount;

(b)             any occurrence in consequence of which any Ship has or may become a Total Loss;

(c)              any requisition of any Ship for hire;

(d)             any requirement or recommendation made in relation to any Ship by any insurer or its Classification Society or by any competent authority which is not complied with in accordance with its terms;

(e)              any arrest or detention of any Ship or any exercise or purported exercise of a lien or other claim on such Ship or its Earnings or Insurances or any part thereof;

(f)                the occurrence of any material Environmental Claim against the relevant Lessee or, as the case may be, the Bareboat Charterer, any Ship or any other member of the Golar LNG Partners Group or any other ship from time to time owned, technically managed or crewed by, or bareboat chartered to, any member of the Golar LNG Partners Group or any incident, event or circumstances which may give rise to any such Environmental Claim or an Event of Default specified in clause 10.1.26;

8.3.12                         Payment of outgoings and evidence of payments

promptly pay all tolls, dues and other outgoings whatsoever in respect of each Ship and its Earnings and Insurances and keep proper books of account in respect of each Ship and its Earnings and, as and when the Facility Agent may so require, make such books available for inspection on behalf of the Facility Agent, and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any applicable tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

8.3.13                         Encumbrances

not without the prior written consent of the Facility Agent acting on the instructions of all of the Banks (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Encumbrances) over or in respect of any Ship, any share or interest therein or in any other part of the Property (as defined in the Three Party Deed or as, the case may be, the General Assignment) or the Assigned Property (as defined in the Security Assignment in respect of such Ship);

8.3.14                         Sale or other disposal

not without the prior written consent of the Facility Agent acting on the instructions of the Majority Banks (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) arrange or concur in the sale, any agreement to sell, the transfer, abandonment or other disposition (whether pursuant to clause 3.3 of any Lease Agreement or otherwise) of any Ship or any share or interest therein if the Net Sale Proceeds of such Ship will or may be insufficient to enable the Borrower to comply with its obligations under clause 4.5 of this Agreement arising upon the sale of such Ship (including (without limitation) prepayment in full of the Loan if required by clause 4.4 or 4.5) and the Borrower has not first demonstrated to the reasonable satisfaction of the Facility Agent that the Borrower will have other funds available to it provided by way of Equity Finance to enable it to comply with such obligations upon completion of the sale of such Ship;

8.3.15                         Chartering

except pursuant to the Bareboat Charter (in the case of the relevant Lessee), the Bareboat Charter (as defined in the Approved Charter in respect of the Methane Princess subject to the relevant Approved Charterer meeting all of its obligations with respect to such Bareboat Charter including under the relevant Quiet Enjoyment Letter) and an Approved Charter (in the case of the Bareboat Charterer or the relevant Lessee) not without the prior written consent of the Facility Agent acting on the instructions of the Lead Arrangers (which the Facility Agent shall have full liberty to withhold in accordance with such instructions) and, if such consent is given, only subject to such conditions as the Facility Agent may impose:

(a)              let any Ship on demise charter for any period;

(b)             let any Ship by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twenty four (24) months’ duration;

(c)              de-activate or lay up the relevant Ship;

(d)             let any Ship other than on arms’ length terms;

provided always that:

(i)                           such consent shall not be withheld if the proposed charterer or charter guarantor has a long term credit rating of at least BBB+ from Standard & Poor’s Ratings Services and Baa1 from Moodys Investors Services Inc. or any other rating agency approved in writing by the Facility Agent for such purpose; and

(ii)                        in respect of the matters referred to in sub-paragraph (b) of this sub-clause the Facility Agent’s consent shall be deemed to have been given thereto if the Borrower shall not have been informed by the Facility Agent either in writing or by word of mouth that such consent is refused within five (5) Banking Days (in London) of the time at which the relevant Lessee’s or, as the case may be, the Bareboat Charterer’s application for such consent was received by the Facility Agent;

8.3.16                         Sharing of Earnings

not without the prior written consent of the Facility Agent acting on the instructions of the Majority Banks (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) to enter into any agreement or arrangement whereby the Earnings of any Ship may be shared with any other person;

8.3.17                         Payment of Earnings

to procure that the Earnings of any Ship are paid to the Security Agent at all times if and when the same shall be or shall have become so payable in accordance with the Security Documents and that any Earnings of any Ship which are so payable and which are in the hands of a Lessee’s or, as the case may be, the Bareboat Charterer’s brokers or agents are duly accounted for and paid over to the Security Agent forthwith on demand;

8.3.18                         Repairers’ liens

not without the prior written consent of the Facility Agent put any Ship into the possession of any person for the purpose of work being done upon it in excess of $6,000,000 unless:

(a)              such person shall first have given to the Facility Agent in terms satisfactory to it, a written undertaking not to exercise any lien on the relevant Ship or its Earnings for the cost of such work or otherwise; or

(b)             any such lien of such person would be a Permitted Lien; or

(c)              the cost of work is covered by insurance proceeds and the underwriters have agreed to make payment directly to the person who is to carry out the work; or

(d)             it has access to funds in an amount sufficient to cover the cost of such work and has demonstrated that to the satisfaction of the Facility Agent;

8.3.19                         Manager

not appoint a manager of any Ship other than an Approved Manager;

8.3.20                         Notice of Mortgage

place and at all times and places retain a properly certified copy of each Mortgage (which shall form part of the relevant Ship’s documents) on board each Ship with its papers and cause such certified copy of such Mortgage to be exhibited to any and all persons having business with such Ship which might create or imply any commitment or encumbrance whatsoever on or in respect of such Ship (other than a lien for crew’s wages and salvage) and to any representative of the Security Agent and place and keep prominently displayed in the navigation room and in the Master’s cabin of each Ship (for so long as it is owned by the relevant Lessor) a framed printed notice in plain type, prior to a Standby Ship Disposition, in such form as the Security Agent shall notify the Borrower and/or the Bareboat Charterer and, following a Standby Ship disposition, reading as follows:

“NOTICE OF MORTGAGE”

This Ship is subject to a first priority mortgage in favour of Nordea Bank Norge ASA of P.O. Box 1166, Sentrum, 0107, Oslo, Norway.  Under the said mortgage, neither the Borrower nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

and in terms of the said notice it is hereby agreed that save and subject as otherwise herein provided, neither the relevant Lessee, the Bareboat Charterer nor any other charterer nor the Master of any Ship nor any other person has any right, power or authority to create, incur or permit to be imposed upon any Ship any lien whatsoever other than for crew’s wages and salvage;

8.3.21                         Conveyance on default

where a Ship is (or is to be) sold in exercise of any power contained in the relevant Mortgage or otherwise conferred on the Security Agent, execute, forthwith upon request by the Security Agent pursuant to the Security Assignment, such form of conveyance of such Ship as the Security Agent may require;

8.3.22                         Anti-drug abuse

without prejudice to clause 8.3.9, take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to any Ship in any jurisdiction in or to which any Ship shall be employed or located or trade or which may otherwise be applicable to any Ship and/or the relevant Lessee and/or the Bareboat Charterer;

8.3.23                         Compliance with Environmental Laws

comply in all material respects with all Environmental Laws applicable to it and/or its Ship including, without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to its and/or its Ship; and

8.3.24                         Compliance

comply at all material times in all material respects with the ISM Code and, to the extent applicable, the ISPS Code.

8.4                     Financial undertakings

The Borrower undertakes with each of the Creditors throughout the Security Period that it will ensure that:

8.4.1                               Liquidity

at all times the Free Liquid Assets shall be equal to or greater than the higher of:

(a)              ten million Dollars ($10,000,000); or

(b)             the product of (i) two million five hundred thousand Dollars ($2,500,000) and (ii) the number of ships which are owned, directly or indirectly, and legally or beneficially, or leased, directly or indirectly by the Borrower or any wholly owned Subsidiary of the Borrower, but not including, for the avoidance of doubt, the Golar Mazo.

8.4.2                               Net Debt to EBITDA

as at the end of each quarterly period falling during and as at the end of each financial year of the Borrower, the ratio of Net Debt as at the end of such period to Annualised EBITDA calculated by reference to such quarter shall not exceed six point five (6.5) to one (1) for all subsequent quarterly periods;

8.4.3                               Debt service coverage ratio

as at the end of each quarterly period during and as at the end of each financial year of the Borrower, the ratio of EBITDA to Consolidated Debt Service is equal to or greater than one point one five (1.15) to one (1); and

8.4.4                               Consolidated Net Worth

at all times the Consolidated Net Worth shall be equal to or greater than either:

(a)              forty five million Dollars ($45,000,000); or

(b)             upon and from the commencement of the first full quarter following the occurrence of Golar Winter becoming owned, directly or indirectly, and legally or beneficially, by any member of the Golar LNG Partners Group, the sum of (i) forty five million Dollars ($45,000,000) and (ii) an amount equal to eighty per cent (80%) of the equity contribution of the Golar LNG Partners Group towards the acquisition cost of the Golar Winter.

The Borrower agrees that the covenants set out in clause 8.4 shall be reviewed and if necessary, amended if in the opinion of the Facility Agent (acting on the instructions of the Majority Banks), there are any material amendments to the pro-forma financial statements presented in the Borrower’s draft financial report submitted to the Lead Arrangers in October 2007.

8.5                     Undertakings concerning Approved Charters and Charter Guarantees

The Borrower hereby undertakes with each of the Creditors that it will, and will procure (where applicable) that the relevant Lessee and/or the Bareboat Charterer will, throughout the Security Period:

8.5.1                               Negative undertakings

not, without the previous written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed):

(a)              Variations

agree to any material variation of any Approved Charter (or any purchase option agreements relating thereto) or any Charter Guarantee; or

(b)             Releases and waivers

release any Approved Charterer or Charter Guarantor from any of its material obligations under an Approved Charter or Charter Guarantee or waive any breach of its material obligations thereunder or consent to any such act or omission of an Approved Charterer or Charter Guarantor as would otherwise constitute such breach; or

(c)              Termination

terminate an Approved Charter for any reason whatsoever;

8.5.2                               Performance of charter obligations

perform its obligations under each Approved Charter and use all reasonable endeavours to procure that the Approved Charterer and any Charter Guarantor shall perform their respective obligations under the Approved Charter and any Charter Guarantee; and

8.5.3                               Information

supply to the Facility Agent all information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amount of all payments of charterhire and any other amount payable under any Approved Charter and/or the Charter Guarantee.

8.6                     Undertakings concerning Lease Agreements and Bareboat Charters

The Borrower hereby undertakes with each of the Creditors that it will, and will procure (where applicable) that each of the Lessees and the Bareboat Charterer will, throughout the Security Period:

8.6.1                               Negative undertakings

not, without the previous written consent of the Facility Agent (such consent not to be unreasonably withheld):

(a)              Variations

agree to any material variation of any Lease Agreement or any Transaction Document; or

(b)             Releases and waivers

release any other party to a Lease Agreement or the Bareboat Charter from any of its obligations under a Lease Agreement or the Bareboat Charter or waive any breach of its obligations thereunder or consent to any such act or omission of any other party to a Lease Agreement or the Bareboat Charter as would otherwise constitute such breach; or

(c)              Termination

terminate a Lease Agreement or the Bareboat Charter for any reason whatsoever;

8.6.2                               Performance of charter obligations

perform its obligations under each Lease Agreement or any Approved Management Agreement and use all reasonable endeavours to procure that the other party to any relevant Lease Agreement or any Approved Management Agreement shall perform its obligations under the Lease Agreement or any Approved Management Agreement; and

8.6.3                               Information

supply to the Facility Agent all information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amount of all payments of charterhire and any other amount payable by any person under any Lease Agreement or the Bareboat Charter.

9                               Conditions

9.1                       Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the receipt by the Facility Agent or its duly authorised representative:

9.1.1                                 on the date of this Agreement or by such later date (no later than three (3) Banking Days before the first Drawdown Date or such shorter period as the Facility Agent may, in its absolute discretion, agree) of the documents and evidence specified in Part 1 of Schedule 4; and

9.1.2                                 on or prior to the first Drawdown Date, of the documents and evidence specified in Part 2A of Schedule 4,

in each case in form and substance satisfactory to the Facility Agent.

9.2                       General conditions precedent

The obligation of each Bank to contribute to any Advance shall be further subject to, at the time of the giving of each Drawdown Notice and on each Drawdown Date:

9.2.1                                 the representations and warranties in clause 7 being true and correct on such Drawdown Date as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2                                 no Default having occurred and continuing at the time of such Drawdown Date.

9.3                      Waiver of conditions precedent and subsequent

9.3.1             The conditions specified in this clause 9 are inserted solely for the benefit of the Creditors and may be waived by the Facility Agent (acting on the instructions of all the Banks) in whole or in part with or without conditions.

9.3.2             The condition precedent with respect to first priority security specified in paragraphs 3(l) and (m) of Part 2 of Schedule 4 must be satisfied as soon as practicable after the date upon which Nordea Bank Finland plc shall release its security relating to Golar Maritime and Oxbow.

10                       Events of Default

10.1               Events

There shall be an Event of Default if:

10.1.1                           Non-payment: any Security Party fails to pay any sum due by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand) and such failure continues for more than three (3) Banking Days after written notice of non-payment by the Facility Agent; or

10.1.2                           Master Swap Agreements: an Event of Default (as defined in the Master Swap Agreement) on the part of the Borrower shall occur under any Master Swap Agreement; or

10.1.3                           Breach of Insurance and certain other obligations:  the Borrower, any relevant Lessee or the Bareboat Charterer fails to obtain and/or maintain the Insurances in accordance with the requirements of the Security Documents for any of the Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower, any relevant Lessee or the Bareboat Charterer or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 or 8.4 to 8.6 (inclusive); or

10.1.4                           Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.2) which are considered by the Majority Banks to be material and, in respect of any such breach or omission which in the opinion of the Majority Banks is capable of remedy, such action as the Majority Banks may require shall not have been taken within thirty (30) days of the Facility Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5                           Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated; or

10.1.6                           Cross-default: at any time the aggregate amount at such time of:

(a)              any Borrowed Money or Swap Liabilities of any Security Party or any other member of the Golar LNG Partners Group which is not paid when due and remains unpaid;

(b)             any Borrowed Money of any Security Party or any other member of the Golar LNG Partners Group which has become (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same), or is capable of being declared due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant person of a voluntary right of prepayment or upon mandatory prepayment as a result of a change of law or other circumstances not constituting an event of default under, or breach of, any agreement regulating and/or securing the relevant Borrowed Money);

(c)              any facility or commitment available to any Security Party or any other member of the Golar LNG Partners Group relating to Borrowed Money which has been withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned;

(d)             the amount of Swap Liabilities of any Security Party or any other member of the Golar LNG Partners Group which are due or capable of being declared due upon early termination of the relevant transaction by the relevant counterparty; and

(e)              any amounts demanded of, but not paid when due and remaining unpaid by any Security Party or any other member of the Golar LNG Partners Group under any guarantee in respect of Borrowed Money or Swap Liabilities exceeds ten million Dollars ($10,000,000); or

10.1.7                           Legal process: any judgment or order made against the Borrower is not stayed or complied with within thirty (30) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or a substantial part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within thirty (30) days; or

10.1.8                         Insolvency: the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or announces an intention to do so, becomes insolvent, has consolidated assets the value of which is less than the value of its consolidated liabilities (taking into account contingent liabilities) or suffers the declaration of a moratorium in respect of any of its indebtedness; or

10.1.9                         Reduction or loss of capital: a meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital (save and to the extent that such purchase reduction or redemption of share capital is permitted by clause 8.2.3);  or

10.1.10                   Winding up: any corporate action, legal proceedings or other procedure or step is taken by the Borrower, the shareholders of the Borrower or its directors for the purpose of winding up the Borrower or an order is made or resolution passed for the winding up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11                   Administration: any petition is presented, notice given or other step is taken by the Borrower or its directors for the purpose of the appointment of an administrator of the Borrower or an administration order is made in relation to the Borrower; or

10.1.12                   Appointment of receivers and managers: any administrative or other receiver is appointed of the Borrower or all or any substantial part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any substantial part of the assets of the Borrower; or

10.1.13                   Compositions: any corporate action, legal proceedings or other procedure or steps are taken, or negotiations commenced, or a moratorium commenced or entered into, by the Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving the Borrower and its creditors generally (or any class of them); or

10.1.14                   Analogous proceedings: there occurs, in relation to the Borrower, in any Relevant Jurisdiction or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Facility Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.8 to 10.1.13 (inclusive) or the Borrower otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15                   Cessation of business: the Borrower suspends or ceases to carry on its business; or

10.1.16                   Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government other than where such seizure results in a Total Loss; or

10.1.17                   Other parties: any of the events or circumstances described in clauses 10.1.7 to 10.1.16 (inclusive) arises or occurs (mutatis mutandis) in relation to any other Security Party; or

10.1.18                   Invalidity: any of the Master Swap Agreements in respect of which Transactions remain outstanding or any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect in any respect which the Majority Banks consider to be material or if the validity or enforceability of any of such Master Swap Agreements or any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.19                   Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Master

Swap Agreements in respect of which Transactions remain outstanding or any of the Security Documents or for the Security Agent to exercise the rights or any of them vested in it or them under any of the Security Documents or otherwise; or

10.1.20                   Repudiation: any Security Party repudiates any of the Master Swap Agreements in respect of which Transactions remain outstanding or any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of such Master Swap Agreements or the Security Documents; or

10.1.21                   Encumbrances enforced: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents is enforced; or

10.1.22                   Material adverse change: there occurs any event or series of events which in the opinion of the Majority Banks is likely to have a material adverse effect on:

(a)              the business, financial condition or operations of any member of the Golar LNG Partners Group or of the Golar LNG Partners Group taken as a whole (or, whilst the Golar LNG Guarantee shall remain in force, the Sponsor) the effect of which is, in the opinion of the Facility Agent materially to imperil, delay or prevent due fulfilment by such person of any of their respective obligations under the Master Swap Agreements in respect of which Transactions remain outstanding or any of the Security Documents; or

(b)             the validity or enforceability of any Master Swap Agreements in respect of which Transactions remain outstanding or any of the Security Documents or the rights or remedies of any Creditor thereunder;

10.1.23                   Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower and/or the relevant Lessee and/or the Bareboat Charterer shall fail to procure the release of such Ship within a period of ten (10) Banking Days thereafter (or such longer period as the Facility Agent may agree in writing); or

10.1.24                   Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated or, where applicable, not renewed without the prior written consent of the Facility Agent; or

10.1.25                   Unrest: the Flag State of any Ship or any Relevant Jurisdiction becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any Relevant Jurisdiction by unconstitutional means if, in any such case, such event could in the opinion of the Facility Agent may be expected to have a material adverse effect on the security created by any of the Security Documents and, within fourteen (14) days of notice from the Facility Agent to do so, the Borrower and/or the relevant Lessee and/or the Bareboat Charterer has not taken all such action as the Facility Agent may require to ensure that such circumstances will not have such an effect; or

10.1.26                   Environment: the Borrower or any other member of the Golar LNG Partners Group fails or has failed to comply with any applicable Environmental Law or any applicable Environmental Approval or any Ship or any other vessel is or has been involved in any incident which gives rise, has given rise or may give rise, to an Environmental Claim against any member of the Golar LNG Partners Group or any vessel owned by, or bareboat chartered to, any member of the Golar LNG Partners Group if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Facility Agent and having regard to any insurance cover available to meet any liabilities arising in relation to such incident, have a material adverse effect on (a) the business, assets, operations, property or financial condition of the Borrower, any Lessee, the Bareboat Charterer or the Golar LNG Partners Group as a whole or (b) the security created by any of the Security Documents or (c) the ability of the Security Agent to enforce the Security Documents in accordance with their terms; or

10.1.27                   P&I:  the Borrower, the Lessee and the Bareboat Charterer of any Ship or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which such Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any such cover (including, without limitation, cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is, or may be liable to cancellation, qualification or exclusion at any time;  or

10.1.28                   Termination of Approved Charter or Bareboat Charter:  any Approved Charter of any Ship or the Bareboat Charter is cancelled or terminated for any reason whatsoever without the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks); or

10.1.29                   Termination of Approved Management Agreements:  any Approved Management Agreement is cancelled or rescinded or otherwise terminated in relation to a Ship for any reason whatsoever without the prior written consent of the Facility Agent (acting on the instructions of the Majority Banks); or

10.1.30                   Change of control: save with the prior written consent of the Banks (which the Banks shall have full liberty to withhold):

(a)              (after the first Drawdown Date) the Lessees, the Bareboat Charterer and the Golar Mazo Entities (save for Faraway) are not, or cease to be, wholly owned Subsidiaries of Opco; or

(b)             Golar GP LLC is not, or ceases to be, a wholly owned Subsidiary of the Sponsor; or

(c)              (after the first Drawdown Date) Opco is not, or ceases to be, a wholly owned Subsidiary of the Borrower; or

(d)             (after the first Drawdown Date) the Borrower does not, or ceases to own shares conferring, directly or indirectly, in aggregate no less than sixty per cent (60%) of the total voting rights conferred by all the shares in the equity share capital of Faraway for the time being in issue; or

(e)              up to and until the completion of the IPO, the Borrower ceases to be a wholly owned Subsidiary of the Sponsor or after the completion of the IPO, a Change of Control occurs in relation to the Borrower and for the purpose of this sub-clause 10.1.30(e), “Change of Control” means if two or more persons acting in concert or any individual (other than the Sponsor):

(i)                           acquires legally and/or beneficially and either directly or indirectly, in excess of fifty per cent (50%) of the issued share capital of the Borrower, or

(ii)                        has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower; or

10.1.31                   Termination Notice: a Lessor (or any person on behalf of the Lessor) serves a Termination Notice (as such term is defined in any Lease Agreement) on the relevant Lessee under a Lease Agreement, or

10.1.32                   General Partner: Golar GP LLC ceases to be the general partner of the Borrower without the prior written consent of the Banks.

10.2                Acceleration

The Facility Agent, if so requested by the Majority Banks, shall without prejudice to any other rights of the Banks, at any time after the happening of an Event of Default which is then continuing by notice to the Borrower declare that:

10.2.1                         the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitments shall be reduced to zero forthwith; and/or

10.2.2                         the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3                           Demand basis

If, pursuant to clause 10.2.2 the Facility Agent declares the Loan to be due and payable on demand, the Facility Agent may (and, if so instructed by the Majority Banks, shall) by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and any commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4                           Position of Swap Banks

The Facility Agent and the Security Agent shall not be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Banks except to the extent that the Swap Banks are also Banks and then again only in relation to such rights as the Swap Banks have as Banks.

11                                  Indemnities

11.1                           Miscellaneous indemnities

The Borrower shall on demand indemnify each Creditor, without prejudice to any of their other rights under any of the Security Documents, against any loss or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1                         any default in payment by the Borrower of any sum under any of the Security Documents when due;

11.1.2                         the occurrence of any Event of Default;

11.1.3                         receiving or recovering all or any part of a sum unpaid otherwise than on the due date for the payment of interest in respect thereof;

11.1.4                         any prepayment of the Loan or part thereof being made under clauses 4.4, 4.4, 4.5, 4.7, 4.8 or 12.1, or any other repayment or prepayment of the Loan or part thereof being made otherwise than on a Rollover Date relating to the Loan or such part thereof being repaid or prepaid; or

11.1.5                         funding, or making arrangements to fund, its participation in any Advance requested by the Borrower in a Drawdown Notice but not made for any reason (excluding any default by the relevant Creditor) on the date specified in such Drawdown Notice, including, in any such case, but not limited to, any loss or expense sustained or incurred by any Creditor in maintaining or funding its Contribution or any part thereof or in liquidating or re-employing deposits from third parties acquired or contracted for to fund, effect or maintain its Contribution or any part thereof (collectively “Breakage Costs”).

11.2                Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3                Environmental indemnity

The Borrower shall indemnify each Creditor on demand and hold each Creditor harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature (“Losses”) which may be suffered, incurred or paid by, or made or asserted against the relevant Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against the relevant Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12                       Unlawfulness and increased costs

12.1                Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to maintain its Commitment or to fund its Contribution or contribute to Advances, such Bank shall promptly inform the Facility Agent and the Facility Agent shall notify the Borrower whereupon:

12.1.1                         such Bank’s Commitment shall be reduced to zero;

12.1.2                         the undrawn portion of the Total Commitments shall be reduced by the same proportion which (immediately prior to its reduction to zero) the Commitments of the relevant Bank bore to the aggregate of the Total Commitments (including such Bank’s Commitment); and

12.1.3                         the Borrower shall be obliged to prepay the Contributions of such Bank either (a) forthwith or (b) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrower to such Bank under this Agreement.

Any prepayment pursuant to this clause 12.1 shall be made together with all amounts referred to in clause 4.10. Any reduction of the Available Facility Amount pursuant to this clause 12.1 shall be applied in reducing each Advance on a pro rata basis and any prepayment pursuant to this clause 12.1 shall be applied in or towards payment, on a pro rata basis, of the sums owing in respect of each Advance.

12.2                Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which any Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1                         subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2                         increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping its Commitment available or funding its Contribution or otherwise in maintaining its obligations under this Agreement; and/or

12.2.3                         reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4                         reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.5                         require any Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

12.2.6                         require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Bank’s Commitment or Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) such Bank shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and the Borrower shall on demand, made at any time whether or not the relevant Bank’s Contribution has been repaid, pay to the Facility Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the relevant Bank is included.

12.3                Exception

Nothing in clause 12.2 shall entitle any Bank to compensation for any such increased costs, reduction, payment or foregoing return to the extent that the same is the subject of an additional payment under clause 6.7 or is taken into account in calculating the Additional Cost.

12.4                Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

12.4.1                         the Borrower being required to make an increased payment to a Bank pursuant to clause 6.7

12.4.2                         the reduction of the Commitments of a Bank to zero or the Borrower being required to prepay any Bank’s Contribution pursuant to clause 12.1; or

12.4.3                         the Borrower being required to make a payment to a Bank to compensate such Bank or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss pursuant to 12.2, then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clauses 6.7 and 12, the Facility Agent and the relevant Bank shall endeavour to take such reasonable steps (and/or, in the case of clause 12.2 and where the increased or additional cost, reduction, payment, foregone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as may be open to it (or, as the case may be, its holding company) to mitigate or remove such circumstances including (in the case of a Bank) the transfer of its rights and obligations under this Agreement to an Affiliate of such Bank, to another lending office of such Bank or to another bank or financial institution) unless to do so might (in the opinion of the relevant Bank) be prejudicial to such Bank (or, as the case may be, its holding company) or be in conflict with such Bank’s (or, as the case may be, its holding company’s) or the Facility Agent’s general banking policies or involve such Bank (or, as the case may be, its holding company) or the Facility Agent in expense or an increased administrative burden.

13                       Set-off, pro rata payments

13.1                Set-off

Subject to the Proceeds Deeds in the case of the Proceeds Accounts or the Standby Purchaser Proceeds Account only, the Borrower authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), at any time when an Event of Default has occurred and is continuing and without notice to the Borrower:

13.1.1                         to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Bank in or towards satisfaction of any sum due and payable from the Borrower to such Bank under any of the Security Documents;

13.1.2                         in the name of the Borrower or such Bank to do all such acts and to execute all such documents as may be necessary or expedient to effect such application; and

13.1.3                         to combine and/or consolidate all or any accounts in the name of the Borrower with  such Bank.

For such purposes, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.  No Bank shall be obliged to exercise any right given to it by this clause 13.1.  Each Bank shall notify the Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Facility Agent shall inform the other Banks.

13.2                 Pro rata payments

13.2.1       If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to clause 6.1 or 6.10 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.1, 3.7, 4.7, 5.2, 6.7, 11.1, 11.2, 11.3, 12.1, 12.2) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Facility Agent of the amount of the Relevant Receipt.  If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Facility Agent and distributed pursuant to clause 6.1 or 6.10 as the case may be) then:

(a)              within two (2) Banking Days of demand by the Facility Agent, the Recovering Bank shall pay to the Facility Agent an amount equal (or equivalent) to the excess;

(b)             the Facility Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.10; and

(c)              as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other

Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.2.2       If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro rata share of the amount which has to be refunded by the Recovering Bank.

13.2.3       Each Bank shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 13.2

13.2.4       Notwithstanding the foregoing provisions of this clause 13.2 no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Facility Agent).

13.3               No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.2.

13.4               No charge

The foregoing provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Bank over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.2.

14                      Accounts

14.1               Undertakings concerning Earnings Accounts

The Borrower undertakes with each of the Creditors that throughout the Security Period it will procure that:

14.1.1                   Payments to Earnings Accounts

unless and until the Security Agent otherwise directs pursuant to the Three Party Deed or the General Assignment or any other Security Document, the following will be paid to the Earnings Accounts:

(a)                      all Earnings of the Ships and any damages awards and other compensation arising from any successful contractual claims and/or disputes in respect of the Ships;

(b)                     all moneys payable under the Insurances of any Ships which are payable to the relevant Lessee or the Bareboat Charterer or its order pursuant to the Proceeds Deeds and in accordance with the relevant Loss Payable Clauses and the Three Party Deed, or as the case may be, the General Assignment;

(c)                      all surplus proceeds of any sale or Total Loss (if any) after the Borrower has made any prepayment required under clause 4.5.1;

(d)                     the amount (including interest) of any fixed term deposit account or contract referred to in clause 14.1.2(a)(iii) upon maturity of the relevant fixed term; and

(e)                      all dividends distributed to Golar Maritime and Oxbow by Faraway in connection with the Earnings of the Golar Mazo or otherwise;

14.1.2                  Withdrawals from Earnings Accounts

(a)               withdrawals are made from the Lessees’ and the Bareboat Charterer’s Earnings Account only for the purpose of:

(i)                  paying amounts then due under the Security Documents (other than any prepayment of the Loan pursuant to clauses 4.4 or 4.7 of this Agreement but, for the avoidance of doubt, withdrawals from such Earnings Accounts may be made for the purpose of making a prepayment required under clause 12.1);

(ii)               paying amounts then due in respect of the Swap Liabilities permitted pursuant to clause 8.2.8 and Operating Costs of the Ships or for any other purposes in respect of which the Lessees and the Bareboat Charterer are not restricted under the terms of this Agreement;

(iii)            payment of funds from one Earnings Account to another or (provided that the relevant account or contract will be subject to a valid Earnings Account Security and notice of assignment thereof has been given to, and acknowledged by, the relevant Account Bank in accordance with such Earnings Account Security) their investment in a Dollar fixed term deposit account or contract placed or made with the relevant Account Bank on terms that the funds so invested and interest earned thereon shall be credited to such Earnings Account on maturity of the relevant fixed term deposit account or contract; and

(iv)           payment of Equity Distributions permitted under clause 8.2.3(b);

(b)              (subject to the provision of the paragraph below) until a Default has occurred, the Borrower is entitled to utilise the balances standing to the credit of the Borrower’s Earnings Account without restriction.

(Notwithstanding the foregoing provisions of clauses 14.1.2(a) or (b)) no withdrawal whatsoever is permitted from any Earnings Account if, immediately following such withdrawal, the provisions of clause 8.4.1 would not be satisfied;

14.1.3                Security over accounts

if an account is to be designated as an Earnings Account for the purposes of the Security Documents there is duly delivered to the Security Agent at or before the time such account is so designated:

(a)               a deed of charge (an “Account Charge”) in respect of such account, duly executed by the relevant account party in such form as the Security Agent may reasonably require (which shall, so far as the Security Agent considers the circumstances permit), be based upon the agreed form of the Earnings Accounts Security or in such other form as the Security Agent may reasonably require for the purpose of creating effective security over such account under any applicable laws;

(b)              such notices to, and acknowledgements from, the relevant Account Bank as may be required by such Account Charge;

(c)               in relation to the account holder executing such Account Charge and such Account Charge itself such documents and evidence in form and substance satisfactory to the Security Agent of the kind referred to in paragraphs 1 to 3 of Part 1 of Schedule 4 as the Security Agent may reasonably require and that such account has been opened; and

(d)              such satisfactory legal opinion as the Security Agent may reasonably require as to the execution, validity and effectiveness of such Account Charge,

provided that the Security Agent may waive the delivery of the documents and evidence referred to in clauses 14.1.3(a) to (c) above if it considers that an existing Account Charge constitutes effective and satisfactory security over such account.

14.1.4                 Account Bank

Each of the Borrower and the Creditors hereby acknowledge for the benefit of the relevant Account Bank that the relevant Account Bank is under no obligation to monitor or verify the Borrower’s compliance with the provisions of clause 14.

15                        Transfer and lending office

15.1                 Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, each of the Creditors and the Borrower and their respective successors.

15.2                 No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under the Master Swap Agreements or any of the Security Documents without the prior written consent of all the Banks.

15.3                 Transfers

15.3.1       Any Bank (the “Transferor Bank”) may at any time, cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to its Subsidiaries, affiliates or associates or to a federal reserve bank, central bank or other monetary or regulatory authority having jurisdiction over such Banks without the consent of the Borrower or so long as no Default is then continuing and with the consent of the Borrower (such consent not to be unreasonably withheld (and for the purposes of this clause 15.3, it shall be deemed unreasonable for the Borrower to withhold such consent on the grounds that any proposed transfer by a Bank of part of its rights, benefits and/or obligations would result in the number of Banks being increased if, after such transfer, there would be no more than ten (10) Banks), to any other bank or financial institution (a “Transferee Bank”) by delivering to the Facility Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank.

15.3.2       Any transfer by a Bank shall be offered and effected in compliance with all applicable laws and regulations. If the Borrower fails to respond to a request for such consent within ten (10) days of such request being made, the Borrower shall be deemed to have given such consent.  No such transfer is binding on, or effective in relation to, the Borrower, the Facility Agent, or the Security Agent unless it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Facility Agent (on behalf of itself, the Borrower, the Security Agent, the other Banks and the Swap Banks).  Upon signature of any such Transfer Certificate by the Facility Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Facility Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

15.3.3       The following further provisions shall have effect in relation to any Transfer Certificate:

(a)               a Transfer Certificate may be in respect of a Bank’s rights in respect of all or part, of its Commitment and shall be in respect of the same proportion of its Contribution;

(b)              a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as Facility Agent or Security Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of the Agency Agreement;

(c)               a Transfer Certificate shall take effect in accordance with English law as follows:

(i)                           to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in paragraph (b) above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrower had against the Transferor Bank;

(ii)                        the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(iii)                     the Transferee Bank becomes a Bank with a Contribution and an undrawn Commitment of the amount specified in the Transfer Certificate;

(iv)                    the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Agent in accordance with the provisions of the Agency Agreement and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(v)                       the Contributions which the Transferee Bank makes after the Transfer Certificate comes into effect rank in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(vi)                    the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.7, 5 and 12, and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

(d)              the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim; and

(e)               the Borrower, the Security Agent, the Banks and the Swap Banks hereby irrevocably authorise and instruct the Facility Agent to sign any such Transfer Certificate on its behalf (and, in the case of the Security Agent, on behalf of any Security Party which has in the relevant Security Document given a corresponding authorisation and instruction to the Security Agent) and undertake not to withdraw, revoke or qualify such authority or instruction at any time.  Promptly upon its signature of any Transfer Certificate, the Facility Agent shall notify the Borrower, the Security Agent the Transferor Bank, the Transferee Bank, the other Banks and the Swap Banks.

15.4                Reliance on Transfer Certificate

15.4.1      The Facility Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2      The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, or, as the case may be, Contributions and administrative details (including the lending office) from time to time of each Bank holding Transfer Certificates and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Facility Agent shall make the said register available for inspection by any Bank, the Security Agent and the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

15.4.3       The entries on the said register shall, in the absence of manifest error, be prima facie evidence in determining the identities of the Commitments or, as the case may be, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Facility Agent, the Security Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5               Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall pay to the Facility Agent for its own account (unless such transfer shall be to an Affiliate of such Bank) a registration fee of three thousand five hundred Dollars ($3,500) for each transfer, and shall also pay to the Facility Agent on demand all out of pocket costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, certified by the Facility Agent as having been reasonably and properly incurred by it in connection with such transfer.

15.6               Documenting transfers

If any Bank transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 the Borrower undertakes, immediately on being requested to do so by the Facility Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7               Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower.

15.8               Lending office

Each Bank shall lend through its office at the address specified in Schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by it through which such Bank wishes to lend for the purposes of this Agreement.  If the office through which such Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Facility Agent promptly of such change and the Facility Agent shall notify the Borrower.

15.9               Disclosure of information

Any Bank may (with the prior written consent of the Borrower such consent not to be unreasonable withheld or delayed) disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrower as such Bank shall consider appropriate.

16                       Facility Agent, Security Agent and Reference Banks

16.1                Appointment of the Facility Agent and the Security Agent

The terms and basis on which the Facility Agent and the Security Agent have been appointed by the Banks and the Swap Banks as facility agent and by the Banks and the Swap Banks as security agent and trustee respectively are set out in the Agency Agreement including, among other things, the manner in which any decision to exercise any right, powers, discretion or authority or to carry out any duty are to be made between the Banks, the Swap Banks, the Facility Agent and the Security Agent.

16.2                Reference Banks

If (a) the whole of the Contributions (if any) of any Reference Bank is prepaid or (b) the Commitments (if any) of any Reference Bank are reduced to zero in accordance with clauses 4.7 or 12 or (c) a Reference Bank transfers the whole of its rights and obligations (if any) as a Bank under this Agreement or (d), where applicable, any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR, the Facility Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and appoint another Bank to replace such Reference Bank.

17                       Notices and other matters

17.1                Notices

17.1.1       Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

(b)

be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or seven (7) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)	be sent:

	(i)	to the Borrower at:

Golar LNG Partners L.P.
c/o Golar Management (UK) Ltd.
30 Marsh Wall
London E14 9TP

		Fax no:	(44) 207 517 8601
		Attention:	Chief Financial Officer

	(ii)	to the Facility Agent at:

Nordea Bank Norge ASA
P.O. Box 1166, Sentrum
0107 Oslo
Norway
		Fax no:	00 47 22 48 66 68
		Attention:	Shipping Dept.

(iii)	to the Security Agent at:

Nordea Bank Norge ASA
P.O. Box 1166, Sentrum
0107 Oslo
Norway
	Fax no:	00 47 22 48 66 68
	Attention:	Shipping Dept.

(iv)	to each Bank at its address or fax number specified in Schedule 1 or in any relevant Transfer Certificate;

(v)	to each Swap Bank at its address or fax number specified in paragraph (a) of Part 4 of the Schedule to each Master Swap Agreement,

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

17.2                No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.3                Further assurance

The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents, be valid and binding obligations of the respective parties thereto and the rights of the Creditors thereunder enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Facility Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

17.4                Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail unless such prevailing provisions would render the relevant Security Document invalid, non-binding or unenforceable whereupon the relevant Security Document shall (to the extent necessary) prevail.

17.5                English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Facility Agent shall be entitled to rely.

17.6                Contracts (Rights of Third Parties) Act 1999

Other than clause 14.1.4 which may be enforced by the relevant Account Bank, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

18                       Governing law and jurisdiction

18.1                Law

This Agreement is governed by and shall be construed in accordance with English law.

18.2                Submission to jurisdiction

The Borrower agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts.  The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Golar Management (UK) Ltd. at present of 30 Marsh Wall, London E14 9TP to receive for it and on its behalf, service of process issued out of the English courts in such legal action or proceedings.  The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.  The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Commitments

Name	Address and fax number		Total Commitment $
Nordea Bank Norge ASA	P.O. Box 1166, Sentrum 0107 Oslo Norway		57,000,000
Fax: +47 22 48 42 78
Attention: International Loan Administration
DnB NOR Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY		57,000,000
	Fax:	(44) 207 626 5956
	Attention:	Shipping Department
Citibank, N.A.	33 Canada Square Canary Wharf London E14 5LB		57,000,000
	Fax:	(44) 207 986 2762
	Attention:	Simon Booth
Fortis Bank SA/NV UK Branch	Credit Administration Fortis Bank SA/NV UK Branch, 5 Aldermanbury Square London EC2V 7HR		57,000,000

	Telephone:	(44) 203 296 6895
	Fax:	(44) 203 296 8889
	Attention:	Toon Van Ingelghem

Loan Administration Department Fortis Bank SA/NV UK Branch 5 Aldermanbury Square London EC2V 7HR

	Telephone:	(44) 203 296 8562
	Fax:	(44) 203 296 8101
	Attention:	James Everitt
Lloyds TSB Bank plc	10 Gresham Street London EC2V 7AE		57,000,000

	Fax:	+44 20 7158 3271
	Attention:	Loan Management
	Total:		285,000,000

Schedule 2
The Ships

Part 1
Details of the Ships

(a) Name	(b) Lessor	(c) Lessee	(d) Bareboat Charterer	(e) Official No. and Port of Registry	(f) Classification	(g) Classification Society
GOLAR SPIRIT (“Golar Spirit”)	Sovereign Spirit Limited Registered office PO Box HM 666 Clarendon House Hamilton HMCX Bermuda	Golar Spirit UK Ltd. Registered office 30 Marsh Wall London E14 9TP	N/A	2199 Port of Registry of the Marshall Islands	+1A1 Tanker for Liquefied Gas EO SBM	DNV

METHANE PRINCESS (“Methane Princess”)	A&L CF June (3) Limited	Golar LNG 2215 Corporation	Golar 2215 UK Ltd.	907824 London	+1A1 Tanker for Liquefied Gas EO,	DNV
	Registered office Building 3 Floor 2 Carlton Park Narborough Leicester LE19 0AL	Registered office Trust Company Complex Ajeltake Road Ajeltake Island Majuro Marshall Islands MH 96960	Registered office 30 Marsh Wall London E14 9TP		W1-OC, LCS(SID)

In this schedule “DNV” means Det Norske Veritas.

Part 2
Details of Approved Charterers, Charter Guarantees and Management Agreements as at the date of this Agreement

GOLAR SPIRIT

Approved Charter

Time charter dated 4 September 2007 between Golar Spirit UK Ltd. and Petróleo Brasileiro S.A.

Charter Guarantee

None.

Approved Management Agreement

Management Agreement dated 8 April 2003 between Golar Spirit UK Ltd. and Golar Management (UK) Limited.

Operation and Services Agreement dated 4 September 2007 between Petróleo Brasileiro S.A. and Golar Serviços de Operaçaõ de Embarcaçóes Limitada.

METHANE PRINCESS

Approved Charter

Time charter dated 25 October 2001 (as amended and supplemented by Addendum No 1 dated 4 April 2003 and novated and amended pursuant to a novation agreement dated 29 August 2003) and entered into between Golar 2215 UK Ltd. as demise owner and Methane Services Limited (“MSL”) as charterer such charter to expire during 2023, subject to charterer’s option to extend.

Charter Guarantee

Guarantee dated 27 August 2003 from BG International Limited in favour of Golar 2215 UK Ltd.

Approved Management Agreement

Management Agreement dated 29 August 2003 between Golar 2215 UK Ltd. and Golar Management (UK) Limited.

Schedule 3
Form of Drawdown Notice

To:	[Name and address of Facility Agent]
Attention:

[•] 2008

$285,000,000

Facility Agreement dated [•] 2008

1                               We refer to the facility agreement (the “Facility Agreement”) dated [•] 2008 and made between ourselves as Borrower, yourselves as Facility Agent and Security Agent, the Banks referred to therein, Citibank Global Markets Limited as book runner, Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc as lead arrangers and Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank N.A., Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc as swap banks.

2                               We request to borrow as follows:

(a)                        Amount of Advance: $[•];

(b)                       Drawdown Date: [•];

(c)                        The Term shall end on [•] and we select an Interest Period equal to such Term; and

(d)                       Payment instructions: [•].

3                               We confirm that:

(a)                                  no Default has occurred and is continuing or will result from our borrowing the Advance;

(b)                                 the representations and warranties contained in [first drawdown only: clause 7.1] [subsequent drawdowns only: clauses 7.1.3 and 7.1.4] of the Facility Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date; and

(c)                                  the borrowing to be effected by the drawdown of the Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

4                                Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.

For and on behalf of

Golar LNG Partners L.P.

Schedule 4
Documents and evidence required as conditions precedent
(referred to in clause 9)

Part 1
(General)

1                              Corporate authorisation

in relation to each Security Party:

(a)                        Constitutional documents

Copies certified by an officer of each Security Party, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or an officer’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Facility Agent pursuant to the Previous Facility.

(b)                       Resolutions

Copies of resolutions of each of its board of directors and (if relevant) its stockholders approving such of the Transaction Documents, the Security Documents and the Master Swap Agreements to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified by an officer of such Security Party:

(i)                          being true and correct;

(ii)                       being duly passed at meetings of the directors of such Security Party and (if applicable) of the stockholders of such Security Party each duly convened and held;

(iii)                    not having been amended, modified or revoked; and

(iv)                   being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions.

(c)                        Certificate of incumbency

A list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date.

2                              Consents

A certificate from an officer or other authorised person of each Security Party confirming that all consents, authorisations, licences or approvals that are necessary for such Security Party to authorise, or are required by each Security Party or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Transaction Documents, the Security Documents and the Master Swap Agreements to which they are or will be a party have been obtained or will be obtained on or prior to the first Drawdown Date.

3                              Process agent

An original or certified true copy of a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Transaction Documents, Security Documents and Master Swap Agreements as the relevant Security Party’s process agent.

4                              Fees

Evidence that the fees due under clauses 5.1.1 and 5.1.3 have been paid in full.

5                              F1 Document

The most up to date pro-forma financials for the Borrower as set out in the most recent draft F1 document.

Part 2
(First Drawdown Date)

A.  CONDITIONS PRECEDENT TO FIRST DRAWDOWN DATE

1                             Previous Facility and Previous Second Facility

Repayment of the relevant ship tranche of the Previous Facility relevant to the Golar Spirit and repayment of the Previous Second Facility in full including such interest accrued up to and including such Drawdown Date.

2                             Lessor and Ship conditions

evidence in respect of each Ship that:

(a)              Registration and encumbrances

the Ship is registered in the name of the relevant Lessor in the Registry and that such Ship and its Earnings, Insurances and the Requisition Compensation are free from Encumbrances other than Permitted Encumbrances;

(b)             Classification

the Ship maintains its Classification free of all material overdue requirements and recommendations of its Classification Society;

(c)              Insurance

the Ship is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurances have been complied with; and

(d)             Approved Charters

the Ship remains in service under its Approved Charter (such evidence to be given in the form of certified copies of each Approved Charter).

3                              Security Documents

Each of the following documents (other than those mentioned in (j) and (k) unless clause 9.3.2(a) applies) duly executed in form and content satisfactory to the Banks by the relevant Security Party together with the notices of assignment and acknowledgements thereof and other documents referred to therein duly executed by the relevant Security Party:

(a)                        the Agency Agreement;

(b)                       the Master Swap Agreements;

(c)                        the Security Assignments;

(d)                       the Three Party Deeds;

(e)                        the Mortgages and the Mortgage Transfers;

(f)                          the Proceeds Account Charge;

(g)                       the Guarantee;

(h)                       the Golar LNG Guarantee;

(i)                           the Lessor Parent Support Letters;

(j)                           the Proceeds Deeds;

(k)                        the Lessee Share Security;

(l)                           the Bareboat Charterer Share Security;

(m)                     the Golar Maritime Share Pledge;

(n)                       the Oxbow Share Pledge;

(o)                       the Earnings Account Security;

(p)                       the Manager’s Undertakings;

(q)                       the Standby Purchaser Share Security;

(r)                          the Swap Assignment;

(s)                        the Quiet Enjoyment Letters;

(t)                          the Option Agreement;

(u)                       the Notices of Assignment and related acknowledgements; and

(v)                       such other documents as the Facility Agent may reasonably require.

4                              Mortgage Transfer registration

Evidence that the Mortgage Transfer over each Ship has been registered against the relevant Ship through the Registry.

5                              Certified Copies of Transaction Documents

A copy, certified as a true and complete copy by a duly authorised signatory of the Borrower of each of the Transaction Documents.

6                              Leasing arrangements

Evidence satisfactory to the Facility Agent that the persons who have executed on behalf of the Lessors, A&L, the relevant Proceeds Account Bank and the relevant Standby Purchaser Account Bank, the Transaction Documents and/or Security Documents to which they are respectively a party were properly authorised to do so.

7                              Legal opinions

Such legal opinions or supplemental legal opinions in relation to the laws of England, Liberia and the Marshall Islands (or confirmation that such legal opinions will be issued in an agreed form in due course) and any other legal opinions as the Facility Agent shall in its reasonable discretion deem appropriate.

8                              Insurance notices

A notice of assignment of insurance in respect of each Ship in six (6) originals signed by each of the Lessors, the relevant Lessees, the Bareboat Charterer and the Approved Manager.

9                              Insurance opinion

An opinion from such insurance consultants to the Facility Agent as the Facility Agent may require on the insurances effected in respect of the Ships upon and following the relevant Drawdown Date.

10                       Earnings Account

Evidence that each of the Earnings Accounts have been opened with the relevant Account Bank and at least one Dollar ($1) has been deposited in each of them.

11                       Others matters

Such other documents or evidence as the Facility Agent may reasonably require.

Schedule 5
Form of Transfer Certificate

(referred to in clause 15.3)

Transfer Certificate

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	[•], as agent on its own behalf and for and on behalf of the Borrower, the Security Agent and the Banks defined in the Loan Agreement referred to below.

[•] 200[•]

Attention:	[•]

This certificate (“Transfer Certificate”) relates to a Loan Agreement dated [•] 2008 (as amended from time to time the “Loan Agreement”) and made between (1) Golar LNG Partners L.P. (the “Borrower”), (2) Nordea Bank Norge ASA, DnB NOR Bank ASA, Citigroup Global Markets Limited, Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc as lead arrangers, (3) the banks and financial institutions defined therein as banks (the “Banks”), (4) Nordea Bank Finland plc, DnB NOR Bank ASA, Citibank N.A., Fortis Bank SA/NV UK Branch and Lloyds TSB Bank plc as swap banks (the “Swap Banks”), (5) Nordea Bank Norge ASA as Facility Agent, (6) Nordea Bank Norge ASA as Security Agent and (7) Citigroup Global Markets Limited as book runner for a loan facility of up to two hundred and eighty five million Dollars ($285,000,000).  Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the “Transferor” means [full name] of [lending office]; and

the “Transferee” means [full name] of [lending office].

1                                          The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to [   ] per centum ([   ]%) of the Contribution of the Transferor (or its predecessors in title) which are set out below:

Date of Contribution	Amount

[•]	$	[•]

2                                          By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its undrawn Commitment which amounts to $[•]] [from [•] per centum ([•]%) of its undrawn Commitment, which percentage represents $[•]].]

3                                          The Transferee hereby requests the Borrower, the Facility Agent, the Security Agent and the Banks and the Swap Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4                                          The Transferee:

(a)                        confirms that it has received a copy of the Loan Agreement and the Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(b)                       confirms that it has not relied and will not hereafter rely on the Transferor, the Facility Agent or the Security Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

(c)                        agrees that it has not relied and will not rely on the Transferor, the Facility Agent, the Security Agent, the Banks or the Swap Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other Security Party (save as otherwise expressly provided therein);

(d)                       warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents;

(e)                        acknowledges and accepts the provisions of paragraph 4(iii) above; and

(f)                          if not already a Bank, appoints the Facility Agent to act as its agent and the Security Agent to act as its trustee as provided in the Agreement and the Security Documents and agrees to be bound by the terms of the Agency Agreement.

5                                          The Transferor:

(a)                        warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(b)                       warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, [the country in which the Transferor is incorporated and the country in which its lending office is located]; and

(c)                        agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6                                          The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7                                          By execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Borrower, the Facility Agent, the Security Agent, the Book Runner, the Banks and the Swap Banks accept the Transferee as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Agent as provided by the Agency Agreement and the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8                                          None of the Transferor, the Facility Agent, the Security Agent, the Book Runner, the Banks or the Swap Banks:

(a)                        makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any of the Security Documents or any document relating thereto;

(b)                       assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9                                          The Transferor and the Transferee each undertake that they will on demand fully indemnify the Facility Agent and the Security Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Facility Agent’s or Security Agent’s gross negligence or wilful misconduct, as the case may be.

10                                    The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Agreement and the Security Documents.

11                                    This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor	Transferee

By:	By:

Dated:	Dated:

Agent

Agreed for and on behalf of itself as Facility Agent,

the Borrower, the Security Agent,

the Banks, the Swap Banks and all other parties to the Agency Agreement

[•]

By:

Dated:

Note:                                   The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of each individual Bank to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution	$	[•]
Undrawn Commitment ($)	$	[•]
Portion Transferred	[•]		%

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Schedule 6
Calculation of Additional Cost

1                               The Additional Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                               On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below.  The Additional Cost will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the Commitments of each Bank in the Loan) and will be expressed as a percentage rate per annum.

3                               The Additional Cost Rate for any Bank lending from an office in a Participating Member State will be the percentage notified by that Bank to the Facility Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4                               The Additional Cost Rate for any Bank lending from an office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)                        in relation to an amount in Sterling:

per cent. per annum

(b)                       in relation to an amount in any currency other than Sterling:

per cent. per annum.

Where:

A                            is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                              is the percentage rate of interest (excluding the Margin and the Additional Cost) payable for the relevant Interest Period on the Loan.

C                              is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                             is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E                               is the rate of charge payable by that Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Bank.

5                               For the purposes of this schedule:

(a)                        “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                       “Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision;

(c)                        “Fee Base” has the meaning given to it, and will be calculated in accordance with, the Fees Regulations; and

(d)                       “Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

6                               In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7                               Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

(a)                        its jurisdiction of incorporation and the jurisdiction of the office through which it will perform its obligations under this Agreement; and

(b)                       any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

8                               The percentages or rates of charge of each Bank for the purpose of A, C and E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with an office in the same jurisdiction as the office through which it is performing its obligations under this Agreement.

9                               The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10                         The Facility Agent shall distribute the additional amounts received as a result of the Additional Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraphs 3 and 7 above.

11                         Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be prima facie evidence.

12                         The Facility Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all the parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be prima facie evidence.

Schedule 7
Form of officer’s certificate (referred to in clause 8.1.5(b)(ii))

Officer’s Certificate issued pursuant to a

$285,000,000 Term Loan Agreement dated [•] 2008 (the “Loan Agreement”)

I, [•], the Chief Financial Officer of Golar LNG Partners L.P. (the “Borrower”), hereby certify that:

1                               Attached hereto are the latest [Annual Financial Statements][Quarterly Financial Statements] for the [•] period ended on [•] (the “Reference Date”) for the Borrower.  Such financial statements [were prepared in accordance with GAAP] [were not prepared in accordance with GAAP and attached hereto is a statement of the full details of the adjustments required to such statements to reflect GAAP as necessary to calculate the amounts referred to in paragraph 2 below].

2                               Attached hereto is a statement of the respective amounts of:

•                  the Free Liquid Assets

•                  Annualised EBITDA and Net Debt

•                  Consolidated Debt Service

•                  Consolidated Net Worth,

as at, and for each relevant period ended on, the Reference Date.

3                               The Borrower has complied with each of the financial undertakings set out in clause 8.4 of the Loan Agreement and is not in default in the performance or observance of any of such covenants [specify any exceptions].

4                               As at [date] no Event of Default has occurred and is continuing [specify any exceptions].

5                               The person executing this certificate on our behalf has full information concerning our financial affairs and has executed the same after having made due investigation and enquiry as to the accuracy of the information herein contained.

Terms used herein and not otherwise defined herein shall have the meanings set forth in the said Loan Agreement.  This certificate is rendered pursuant to clause 8.1.5(b)(ii) of the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has set his hand this [•] day of [•] [20•].

GOLAR LNG PARTNERS L.P.

By:
Chief Financial Officer

Schedule 8
Total Loss Prepayment Percentages

Prepayment Percentages	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Golar Spirit	32.50%	30.00%	27.50%	25.00%	22.50%	20.00%	17.50%	15.00%	12.00%	10.00%	[10.00	]%
Methane Princess	57.50%	58.33%	59.17%	60.00%	60.83%	61.67%	62.50%	63.33%	64.67%	75.00%	[75.00	]%
Golar Mazo	10.00%	11.67%	13.33%	15.00%	16.67%	18.33%	20.00%	21.67%	23.33%	15.00%	[15.00	]%
	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Schedule 9

Part 1 - Scheduled Repayment Dates

	Date	Scheduled Reduction	Available Facilty Amount
	31 March 2013	7,375,000	277,625,000
	30 June 2013	7,375,000	270,250,000
	30 September 2013	7,375,000	262,875,000
	31 December 2013	7,375,000	255,500,000
	31 March 2014	7,375,000	248,125,000
	30 June 2014	7,375,000	240,750,000
	30 September 2014	7,375,000	233,375,000
	31 December 2014	7,375,000	226,000,000
	31 March 2015	7,375,000	218,625,000
	30 June 2015	7,375,000	211,250,000
	30 September 2015	7,375,000	203,875,000
	31 December 2015	7,375,000	196,500,000
	31 March 2016	7,375,000	189,125,000
	30 June 2016	7,375,000	181,750,000
	30 September 2016	7,375,000	174,375,000
	31 December 2016	7,375,000	167,000,000
	31 March 2017	7,375,000	159,625,000
	30 June 2017	7,375,000	152,250,000
	30 September 2017	7,375,000	144,875,000
	31 December 2017	7,375,000	137,500,000
Maturity Date	31 March 2018	137,500,000	—

Part 2 - Revised Scheduled Repayment Dates

	Date	Scheduled Reduction	Available Facilty Amount
	30 June 2009	2,500,000	282,500,000
	30 September 2009	2,500,000	280,000,000
	31 December 2009	2,500,000	277,500,000
	31 March 2010	2,500,000	275,000,000
	30 June 2010	2,500,000	272,500,000
	30 September 2010	2,500,000	270,000,000
	31 December 2010	2,500,000	267,500,000
	31 March 2011	2,500,000	265,000,000
	30 June 2011	2,500,000	262,500,000
	30 September 2011	2,500,000	260,000,000
	31 December 2011	2,500,000	257,500,000
	31 March 2012	2,500,000	255,000,000
	30 June 2012	2,500,000	252,500,000
	30 September 2012	2,500,000	250,000,000
	31 December 2012	2,500,000	247,500,000
	31 March 2013	5,500,000	242,000,000
	30 June 2013	5,500,000	236,500,000
	30 September 2013	5,500,000	231,000,000
	31 December 2013	5,500,000	225,500,000
	31 March 2014	5,500,000	220,000,000
	30 June 2014	5,500,000	214,500,000
	30 September 2014	5,500,000	209,000,000
	31 December 2014	5,500,000	203,500,000
	31 March 2015	5,500,000	198,000,000
	30 June 2015	5,500,000	192,500,000
	30 September 2015	5,500,000	187,000,000
	31 December 2015	5,500,000	181,500,000
	31 March 2016	5,500,000	176,000,000
	30 June 2016	5,500,000	170,500,000
	30 September 2016	5,500,000	165,000,000
	31 December 2016	5,500,000	159,500,000
	31 March 2017	5,500,000	154,000,000
	30 June 2017	5,500,000	148,500,000
	30 September 2017	5,500,000	143,000,000
	31 December 2017	5,500,000	137,500,000
Maturity date	31 March 2018	137,500,000	—

Execution Page

The Borrower

SIGNED by Graham Robjohns	)
for and on behalf of	)
GOLAR LNG PARTNERS L.P.	) /s/ Graham Robjohns
pursuant to a Power of Attorney	) Attorney-in-Fact

Nordea Bank Norge ASA

SIGNED by	)
for and on behalf of Daniel Chu	)
NORDEA BANK NORGE ASA	)
as the Facility Agent,	)
a Lead Arranger, Security Agent and as a Bank	) /s/ Daniel Chu
pursuant to a Power of Attorney	) Attorney-in-Fact

DnB NOR Bank ASA

SIGNED by Omar Sekkat	)
for and on behalf of	)
DNB NOR BANK ASA	)
as a Lead Arranger, a Bank and Swap Bank	) /s/ Omar Sekkat
pursuant to a Power of Attorney	) Attorney-in-Fact

Citigroup Global Markets Limited

SIGNED by Shregae Chipaltkatty	)
for and on behalf of	)
CITIGROUP GLOBAL MARKETS LIMITED	)
as a Lead Arranger and Book Runner	) /s/ Shregae Chipaltkatty
by its authorised signatory	) Authorised signatory

Fortis Bank SA/NV UK Branch

SIGNED by Paul Barnes	)
for and on behalf of	)
FORTIS BANK SA/NV UK BRANCH	)
as a Lead Arranger, a Bank and Swap Bank	) /s/ Paul Barnes
pursuant to a Power of Attorney	) Attorney-in-Fact

Lloyds TSB Bank plc

SIGNED by Will Barrand	)
for and on behalf of	)
LLOYDS TSB BANK PLC	)
as a Lead Arranger, a Bank and Swap Bank	) /s/ Will Barrand
pursuant to a Power of Attorney	) Attorney-in-Fact

Citibank N.A.

SIGNED by Shregae Chipaltkatty	)
for and on behalf of	)
CITIBANK N.A.	)
as a Bank and Swap Bank	) /s/ Shregae Chipaltkatty
pursuant to a Power of Attorney	) Attorney-in-Fact

Nordea Bank Finland plc

SIGNED by Daniel Chu	)
for and on behalf of	)
NORDEA BANK FINLAND PLC	)
as a Swap Bank	) /s/ Daniel Chu
pursuant to a Power of Attorney	) Attorney-in-Fact